Exhibit 10.1

[EXECUTION]

LOAN AND SECURITY AGREEMENT

by and among

AMERICAN BILTRITE INC.
IDEAL TAPE CO., INC.
K&M ASSOCIATES L.P.,
as US Borrowers

and

AMERICAN BILTRITE (CANADA) LTD.,
as Canadian Borrower

and

OCEAN STATE JEWELRY, INC.
MAJESTIC JEWELRY, INC.
425 DEXTER ASSOCIATES, L.P.,
AMERICAN BILTRITE FAR EAST, INC.,
as US Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION
as Agent

Dated: as of June 30, 2009

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

SECTION 2.	CREDIT FACILITIES	34
2.1	Loans.	34
2.2	Letters of Credit.	35
2.3	Term Loan.	40
2.4	Commitments	40

SECTION 3.	INTEREST AND FEES	40

3.1	Interest.	40
3.2	Fees.	43
3.3	Changes in Laws and Increased Costs of Loans.	43

SECTION 4.	CONDITIONS PRECEDENT	45

4.1	Conditions Precedent to Initial Loans and Letters of Credit.	45
4.2	Conditions Precedent to All Loans and Letters of Credit	48

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	48

5.1	Grant of Security Interest	48
5.2	Perfection of Security Interests.	50
5.3	Special Provisions Relating to Collateral.	53

SECTION 6.	COLLECTION AND ADMINISTRATION	54

6.1	Borrowers’ Loan Accounts	54
6.2	Statements	54
6.3	Collection of Accounts.	54
6.4	Payments.	55
6.5	Taxes.	58
6.6	Authorization to Make Loans.	62
6.7	Use of Proceeds.	62
6.8	Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.	62
6.9	Pro Rata Treatment	63
6.10	Sharing of Payments, Etc.	63
6.11	Settlement Procedures.	64
6.12	Obligations Several; Independent Nature of Lenders’ Rights	68
6.13	Bank Products	68

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	69

7.1	Collateral Reporting.	69

7.2	Accounts Covenants.	70
7.3	Inventory Covenants	71
7.4	Equipment and Real Property Covenants	71
7.5	Power of Attorney	72
7.6	Right to Cure	73
7.7	Access to Premises	73
7.8	Bills of Lading and Other Documents of Title.	73

SECTION 8.	REPRESENTATIONS AND WARRANTIES	74

8.1	Existence, Power and Authority	74
8.2	Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations.	74
8.3	Financial Statements; No Material Adverse Change	75
8.4	Priority of Liens; Title to Properties	75
8.5	Tax Returns	76
8.6	Litigation	76
8.7	Compliance with Other Agreements and Applicable Laws.	76
8.8	Environmental Compliance.	77
8.9	Employee Benefits.	77
8.10	Bank Accounts	78
8.11	Intellectual Property	79
8.12	Subsidiaries; Affiliates; Capitalization; Solvency.	79
8.13	Labor Disputes.	80
8.14	Restrictions on Subsidiaries	80
8.15	Material Contracts	80
8.16	Payable Practices	80
8.17	Accuracy and Completeness of Information	80
8.18	Survival of Warranties; Cumulative	81

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	81

9.1	Maintenance of Existence.	81
9.2	New Collateral Locations	81
9.3	Compliance with Laws, Regulations, Etc.	82
9.4	Payment of Taxes and Claims	83
9.5	Insurance	83
9.6	Financial Statements and Other Information.	84
9.7	Sale of Assets, Consolidation, Merger, Amalgamation, Dissolution, Etc.	86
9.8	Encumbrances	88
9.9	Indebtedness	90
9.10	Loans, Investments, Etc.	92
9.11	Dividends and Redemptions	94
9.12	Transactions with Affiliates	95
9.13	Compliance with ERISA.	96
9.14	End of Fiscal Years; Fiscal Quarters	97
9.15	Change in Business	97
9.16	Limitation of Restrictions Affecting Subsidiaries	97

9.17	Financial Covenants.	97
9.18	License Agreements.	100
9.19	Foreign Assets Control Regulations, Etc.	101
9.20	Costs and Expenses	102
9.21	Applications under Insolvency Statutes	102
9.22	After Acquired Real Property	102
9.23	Further Assurances	103

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	103

10.1	Events of Default	103
10.2	Remedies.	106

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	109

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	109
11.2	Waiver of Notices	111
11.3	Amendments and Waivers.	111
11.4	Waiver of Counterclaims	113
11.5	Indemnification	113

SECTION 12.	THE AGENT	114

12.1	Appointment, Powers and Immunities.	114
12.2	Reliance by Agent	115
12.3	Events of Default.	116
12.4	Wachovia in its Individual Capacity	116
12.5	Indemnification	116
12.6	Non-Reliance on Agent and Other Lenders	117
12.7	Failure to Act	117
12.8	Additional Loans	117
12.9	Concerning the Collateral and the Related Financing Agreements	118
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	118
12.11	Collateral Matters.	118
12.12	Agency for Perfection	120
12.13	Successor Agent	120
12.14	Other Agent Designations.	121

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	121

13.1	Term.	121
13.2	Interpretative Provisions.	122
13.3	Notices.	125
13.4	Partial Invalidity	125
13.5	Confidentiality.	126
13.6	Successors	127
13.7	Assignments; Participations.	127
13.8	Entire Agreement	129
13.9	USA Patriot Act	129
13.10	Counterparts, Etc.	129

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Schedule 1.74	Existing Lenders

Schedule 1.75	Existing Letters of Credit

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of June 30, 2009 (this “Agreement”), is entered into by and among American Biltrite Inc., a Delaware corporation (“Parent”), Ideal Tape Co., Inc., a Delaware corporation (“Ideal Tape”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; together with Parent and Ideal Tape, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), American Biltrite (Canada) Ltd., a Canadian corporation (“Canadian Borrower”; together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), 425 Dexter Associates, L.P., a Rhode Island limited partnership (“Dexter”), Ocean State Jewelry, Inc., a Rhode Island corporation (“Ocean State”), Majestic Jewelry, Inc., a Delaware corporation (“Majestic”), American Biltrite Far East, Inc., a Delaware corporation (“Far East”; together with Dexter, Ocean State and Majestic, each individually a “US Guarantor” and collectively, “US Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wachovia Bank, National Association, a national banking association, in its capacity as US Issuing Bank, and Wachovia Bank, National Association, a national banking association, in its capacity as agent for Issuing Bank, Lenders and the other Secured Parties (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers have requested that Agent, Issuing Bank and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, Issuing Bank and each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage, (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.3           “Administrative Borrower” shall mean American Biltrite Inc., in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

1.4           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5           “Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Secured Parties pursuant to the terms hereof, and any replacement or successor agent hereunder.

1.6           “Agent Payment Account” shall mean the US Payment Account and the Canadian Payment Account, as applicable.

1.7           “Applicable Margin” shall mean (a) as to the Interest Rate for Revolving Loans which are Base Rate Loans, two (2%) percent, (b) as to the Interest Rate for Revolving Loans which are Eurodollar Rate Loans, four (4%) percent, (c) as to the Interest Rate for the Term Loan which are Base Rate Loans, three (3%) percent, and (d) as to the Interest Rate for the Term Loan which are Eurodollar Rate Loans, five (5%) percent.

1.8           “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.9           “Bank Product Provider” shall mean any Lender, Affiliate of Lender or other financial institution (in each case as to any such Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.

1.10           “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by a Bank Product Provider: (a) credit cards or stored value cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (ii) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder.  Any of the foregoing shall only be included in the definition of  the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

1.11           “Base Rate” shall mean the highest of (a) the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, subject to each increase or decrease in such prime rate effective as of the day any such change occurs, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Effective Rate from time to time plus one-half (.50%) percent.  The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

1.12           “Base Rate Loans” shall mean US Base Rate Loans and Canadian Base Rate Loans.

1.13           “Belgian Tape Division” shall mean the Belgian division of Parent, which division sells Inventory to account debtors only located in Belgium and other European countries.

1.14           “Belgian Tape Division Accounts” shall mean any Accounts of Parent now or hereafter owned, which Accounts arise solely in connection with the Belgian Tape Division.

1.15           “Belgian Tape Division Factored Accounts” shall mean all Belgian Tape Division Accounts sold or assigned by Parent to Faunus pursuant to and in accordance with the Faunus ABI Factoring Agreement as in effect on the date hereof, subject to the Faunus Intercreditor Agreement.  All Belgian Tape Division Accounts that are not sold or assigned by Parent to Faunus or that, after sale or assignment, are reassigned to Parent, shall not constitute Belgian Tape Division Factored Accounts.

1.16           “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.17           “Borrowers” shall mean collectively, US Borrowers and Canadian Borrower; sometimes referred to herein individually as a “Borrower”.

1.18           “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D hereto, as such form may from time to time be modified by Agent in a manner consistent with the terms of this Agreement, which is duly completed (including all schedules thereto) and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower and delivered to Agent.

1.19           “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, Province of Ontario or Canada (or, in the case of the CDOR Rate, in Toronto, Ontario) and a day on which Agent is open for the transaction of business; except, that, if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.20           “Canadian Base Rate” shall mean, at any time, the annual rate of interest equal to the greater of (a) the annual rate from time to time publicly announced by Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada or (b) the annual rate of interest equal to the sum of the 30-day CDOR Rate at such time plus one (1%) percent per annum.

1.21           “Canadian Base Rate Loans” shall mean any Canadian Dollar Loans or portion thereof on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.

1.22           “Canadian Borrower” shall mean American Biltrite (Canada) Ltd., a Canadian corporation, and its successors and assigns.

1.23           “Canadian Borrowing Base” shall mean, at any time the amount equal to: (a) the lesser of: (i) the Canadian Revolving Loan Limit and (ii) an amount equal to the sum of (A) eight-five (85%) percent of the Eligible Accounts of Canadian Borrower plus (B) the lesser of (1) the sum of (x) forty two (42%) percent multiplied by the Value of Eligible Inventory of Canadian Borrower consisting of raw materials and (y) fifty (50%) percent multiplied by the Value of Eligible Inventory of Canadian Borrower consisting of finished goods, (2) eight-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value of Eligible Inventory of Canadian Borrower or (3) Inventory Loan Limit for the Canadian Borrower, minus (b) Reserves attributable to the Canadian Borrower.

For purposes only of applying the Inventory Loan Limit for the Canadian Borrower, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Obligations on the Value of the Eligible Inventory being purchased with such Letters of Credit.  In determining the actual amounts of such Letter of Credit Obligations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of Canadian Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Canadian Borrower or the perpetual inventory record maintained by Canadian Borrower

1.24           “Canadian Collateral” shall mean all personal and real property and fixtures, and interests in property and fixtures, of any Canadian Loan Party, whether now owned or hereafter acquired or existing, and wherever located.

1.25           “Canadian Cash Equivalents” shall mean any of the following (a) any evidence of Indebtedness issued, guaranteed or insured by the government of Canada or any province, and having terms to maturity of not more than one hundred eighty (180) days from the date of acquisition, (b) certificates of deposit having maturities of not more than one year issued or guaranteed by any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service Limited, (c) Canadian Dollar denominated bankers acceptances of any Canadian chartered bank and rated A (or the then equivalent grade) or better by Dominion Bond Rating Service Limited having terms to maturity of not more than one hundred eighty (180) days, (d) commercial paper having terms to maturity of not more than one hundred eighty (180) days from the date of acquisition issued by, or guaranteed by, any company which is rated at least A-2 (or any equivalent rating) by S&P and P-2 (or any equivalent rating) by Moody’s, (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Government of Canada or any province or issued by any governmental agency thereof maturing within one hundred eighty (180) days or less, and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

1.26           “Canadian Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Canadian Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Canadian Commitments”.

1.27           “Canadian Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of Canadian Borrower pursuant to Sections 2.1, 2.2 and 2.3hereof.

1.28           “Canadian Dollar Loans” shall mean any Loans or portion thereof which are denominated in Canadian Dollars and on which interest is payable based on the Canadian Base Rate in accordance with the terms hereof.

1.29           “Canadian Dollars” and “C$” shall each mean the lawful currency of Canada.

1.30           “Canadian Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of:  (i) the Canadian Borrowing Base and (ii) the Canadian Revolving Loan Limit, minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Canadian Obligations (but not including for this purpose any Term Loan or outstanding Canadian Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Canadian Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Canadian Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Canadian Borrower in good faith), plus (iv) without duplication, the amount of checks issued by Canadian Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Canadian Borrower in good faith), but not yet sent.

1.31           “Canadian Guarantors” shall mean, collectively, any Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender in respect of or otherwise liable on or with respect to the Canadian Obligations (but not the US Obligations) or who is the owner of any property which is security for the Canadian Obligations (other than Canadian Borrower); each sometimes being referred to herein individually as a “Canadian Guarantor”.

1.32           “Canadian Issuing Bank” shall mean such financial institution that is approved by Agent that shall issue a Letter of Credit for the account of a Canadian Borrower and has agreed in a manner satisfactory to Agent to be subject to the terms hereof as Canadian Issuing Bank.

1.33           “Canadian Lender” shall mean, at any time, each Lender having a Canadian Commitment or a Revolving Loan (or Canadian Letter of Credit Obligation) made to Canadian Borrower owing to it at such time; sometimes being referred to herein collectively as “Canadian Lenders”.

1.34           “Canadian Letter of Credit Limit” shall mean $3,000,000.

1.35           “Canadian Letter of Credit Obligations” shall mean at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of Canadian Borrower outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under Letters of Credit issued for the account of Canadian Borrower for which the Canadian Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by Canadian Lender to the Canadian Issuing Bank with respect to such Canadian Lender’s participation in Letters of Credit issued for the account of Canadian Borrower as provided in Section 2.2 for which Canadian Borrower have not at such time reimbursed the Canadian Lenders, whether by way of a Revolving Loan or otherwise.

1.36           “Canadian Loan Parties” shall mean Canadian Borrower and Canadian Guarantors; each sometimes being referred to individually as a “Canadian Loan Party”.

1.37           “Canadian Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Canadian Loan Parties to Agent, any Canadian Lender or any Canadian Issuing Bank arising under this Agreement or any of the other Financing Agreements, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Canadian Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial term or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any Canadian Loan

Party under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any Canadian Loan Party to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Canadian Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Canadian Borrower, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to such Canadian Borrower and (B) the obligations arising pursuant to such Bank Products provided to such Canadian Borrower constitute Canadian Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.38           “Canadian Payment Account” shall mean account no. 1258 246 with respect to Canadian Dollars and account no. 4635 886 with respect to US Dollars Wachovia of Canada at Canadian Reference Bank or such other account of Agent or Wachovia Canada as Agent may from time to time designate to Administrative Borrower as the Canadian Payment Account.

1.39           “Canadian Pension Plan” shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor.

1.40           “Canadian Reference Bank” shall mean Bank of Montreal, or such other bank listed in Schedule I of the Bank Act (Canada) as Agent may from time to time designate.

1.41           “Canadian Revolving Loan Maximum Amount” shall mean $12,000,000.

1.42           “Capital Expenditures” shall mean, as applied to any Person for any period, the aggregate of all cash expenditures (including that portion, if any, paid in cash attributable to any lease of any property, whether real, personal or mixed, by that Person as lessee which is accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP, incurred during that period), made by that Person during such period in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

1.43           “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.44           “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.45           “CDOR Rate” shall mean, on any day, the annual rate of interest which is the rate equal to the average rate for 30 day Canadian Dollar bankers’ acceptances issued on such day for a term equal or comparable for the purpose of calculating the interest rate applicable as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000, definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the rates applicable to 30 day Canadian Dollar bankers’ acceptances quoted by the Schedule I Canadian chartered banks as of 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

1.46           “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor or the Board of Directors of any Borrower or Guarantor; (d) directors who are appointed by the Permitted Holders cease to constitute a majority of the Board of Directors of Parent; (e) the failure of the Permitted Holders to own directly or indirectly fifty-one (51%) percent of the voting power of the total outstanding Voting Stock of Parent; or (f) the failure of Parent to own directly or indirectly (i) one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower (other than K&M) or Guarantor or (ii) eighty-seven (87%) percent of the voting power of the total partnership interests of K&M.

1.47           “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.48           “Collateral” shall have the meaning set forth in Section 5 hereof.

1.49           “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.50           “Commitment” shall mean, at any time, as to any Lender, the aggregate of such Lender’s US Commitment and Canadian Commitment; sometimes being collectively referred to herein as “Commitments”; provided, that, the US Dollar Equivalent of the aggregate Commitments of all Lenders shall not exceed US$30,000,000 (it being understood that the Canadian Commitments are a sublimit of the US Commitments of all Lenders).

1.51           “Congoleum” shall mean Congoleum Corporation, a Delaware corporation.

1.52           “Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a majority-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; and (c) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded.  For the purposes of calculating Consolidated Net Income, Congoleum shall not constitute a Subsidiary of Parent.

1.53           “Credit Facility” shall mean, collectively, the US Credit Facility and the Canadian Credit Facility.

1.54           “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.55           “Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

1.56           “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may require.

1.57           “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to the Consolidated Net Income of such Person and its Subsidiaries for such period, plus the following to the extent deducted in the computation of Consolidated Net Income of such Person for such period: (a) depreciation, amortization and deferred compensation, (b) Interest Expense, (c) the Provision for Taxes, (d) non-recurring transaction fees, charges and expenses, and (e) other non-cash and/or extraordinary, one-time or non-recurring cash charges.

1.58           “Eligible Accounts” shall mean Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below as determined by Agent.  In general, Accounts shall be Eligible Accounts if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           an office of the account debtor with respect to such Accounts is located in the United States of America or Canada or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either:  (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)           such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)           such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(i)           neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(j)           (i) the account debtors with respect to such Accounts are not any foreign government, or (ii) the account debtors with respect to such Accounts are not the United States of America, Canada, any State, Province, political subdivision, department, agency or instrumentality thereof, unless, (A) if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent or (B) if the account debtor is Her Majesty in right of Canada or any Provincial or local Governmental Authority, or any Ministry thereof, such Borrower has assigned its rights to payment of such Account to Agent pursuant to, and in accordance with the Financial Administration Act, R.S.C. 185, C.F.-11, as amended, or any similar applicable provincial or local law regulation or requirement if applicable, has been complied with in a manner satisfactory to Agent; except, that, notwithstanding the provisions of subsection (j)(ii)(A) and (B) above, Accounts owing by the United States of America, Canada, any State, Province, political subdivision, department, agency or instrumentality thereof may be considered Eligible Accounts up to an aggregate amount of $1,000,000 at any given time; provided, that, such Accounts are otherwise Eligible Accounts hereunder;

(k)           there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(l)           the aggregate amount of such Accounts owing by a single account debtor (other than Kohl’s Illinois, Inc. and Wal-Mart Stores, Inc.) do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by each of Kohl’s Illinois, Inc. and Wal-Mart Stores, Inc. do not, in each case, constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(m)           such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for them or more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(n)           there are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

(o)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)           such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q)           such Accounts are owed by account debtors deemed creditworthy at all times by Agent in its reasonable discretion.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent.  Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

1.59           “Eligible In-Transit Inventory” shall mean Eligible Inventory owned by K&M that otherwise satisfies the criteria for Eligible Inventory set forth herein but is located outside of the United States of America and which is in transit to either the premises of a Freight Forwarder in the United States of America or the premises of K&M in the United States of America, which are either owned and controlled by K&M or leased by K&M (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder or the owner and lessor of such leased premises, as the case may be); provided, that,

(a)           Agent has a first priority perfected security interest in and lien upon such Inventory and all documents of title with respect thereto,

(b)           such Inventory either (i) is the subject of a negotiable bill of lading (A) that is consigned to Agent (either directly or by means of endorsements), (B) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (C) that is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder; or (ii) is the subject of a cargo receipt and such cargo receipt was issued by a consolidator respecting such Inventory and is either (A) consigned to Agent (either directly or by means of endorsements) or (B) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder,

(c)           K&M has title to such Inventory, and Agent shall have received such evidence thereof as it may from time to time require,

(d)           Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the Freight Forwarder located in the United States of America handling the importing, shipping and delivery of such Inventory,

(e)           such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its reasonable discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to Agent,

(f)           Agent shall have received (i) a certificate duly executed and delivered by an officer of K&M (or Administrative Borrower on behalf of K&M) certifying to Agent that, to the best of the knowledge of K&M (or Administrative Borrower on behalf of K&M), such Inventory meets all of K&M’s representations and warranties contained herein concerning Eligible Inventory and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon Agent’s request, a copy of the invoice, packing slip and manifest with respect thereto,

(g)           such Inventory is not subject to a Letter of Credit, and

(h)           such Inventory shall not have been in transit for more than forty-five (45) days.

1.60           “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods, that in each case satisfy the criteria set forth below as determined by Agent.  In general, Eligible Inventory shall not include:  (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by any Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by Borrowers, if Agent shall have received a Collateral Access Agreement executed by the Person in possession of such Inventory and/or the owner or operator of such premises that Agent has accepted in writing and (ii) if such Inventory meets the criteria set forth in the definitions of Eligible In-Transit Inventory and Eligible L/C Inventory; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment and (m) Inventory located outside the United States of America or Canada.  The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.61           “Eligible L/C Inventory” shall mean Eligible Inventory that otherwise satisfies the criteria for Eligible In-Transit Inventory and which has been purchased with and is subject to a Letter of Credit.

1.62           “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent and, so long as there does not exist an Event of Default, approved by Administrative Borrower, on behalf of Borrowers; provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.63        “Environmental Laws” shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, Transportation of Dangerous Goods Act, 1992, the Fisheries Act, the Migratory Birds Protection Act, 1994, the Species at Risk Act, the Hazardous Production Act, the Canada Shipping Act and the Canada Wildlife Act, the Environmental Assessment Act (Ontario) and the Environmental Protection Act (Ontario), (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.64           “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.65           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.66           “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.67           “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $100,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $100,000.

1.68           “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.69           “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.70           “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.71           “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

1.72           “Excluded Accounts” shall mean (a) deposit accounts that are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or any Guarantor’s salaried employees and (b) petty cash accounts to the extent the balances therein do not exceed at any one time $25,000 in the aggregate.

1.73           “Excluded Property” shall mean:

(a)           any rights or interests in any contract, lease, sublease, permit, license, charter or license agreement covering personal property, as such, if under the terms of such contract, lease, sublease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(b)           equity interests of any Subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty five (65%) percent of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2);

(c)           any Excluded Account; and

(d)           applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Borrower in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Borrower to Agent hereunder.

1.74           “Existing Lenders” shall mean the lenders to Borrowers listed on Schedule 1.74 hereto and their respective predecessors, successors and assigns.

1.75           “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.75 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.76           “Far East Factored Accounts” shall mean all Accounts of Far East sold or assigned by Far East to Faunus pursuant to and in accordance with the Faunus Far East Factoring Agreement as in effect on the date hereof, subject to the Faunus Intercreditor Agreement.  All Far East Accounts that are not sold or assigned by Far East to Faunus or that, after sale or assignment, are reassigned to Far East, shall not constitute Far East Factored Accounts.

1.77           “Faunus” shall mean Faunus Group International, Inc., a Delaware corporation, together with its successors and assigns.

1.78           “Faunus ABI Factoring Agreement” shall mean the Debt Purchase Agreement, dated June 30, 2009, by and between Parent and Faunus, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.79           “Faunus Factored Accounts” shall mean the Belgian Tape Division Factored Accounts and the Far East Factored Accounts to the extent that such Belgian Tape Division Factored Accounts and the Far East Factored Accounts are subject to the Faunus Factoring Documents.  All Belgian Tape Division Factored Accounts or Far East Factored Accounts that are not sold or assigned by Parent to Faunus or by Far East to Faunus, as the case may be, or that, after sale or assignment, are reassigned to Parent or Far East, as the case may be, shall not constitute Belgian Tape Division Factored Accounts or Far East Factored Accounts, respectively, but, for the purposes of this Agreement, shall nonetheless constitute Accounts and Receivables hereunder.

1.80           “Faunus Factoring Documents” shall mean the Faunus ABI Factoring Agreement, the Faunus Far East Factoring Agreement, the Faunus Far East Guaranty, and all other agreements, documents and instruments executed and/or delivered in connection therewith, including the FGI Documents (as defined in the Faunus Intercreditor Agreement), together with all exhibits and schedules to each of the foregoing, as all of the same now exist and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.81           “Faunus Far East Factoring Agreement” shall mean the Receivables Finance Agreement, dated June 30, 2009, by and between Far East and Faunus, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.82           “Faunus Far East Guaranty” shall mean the Guaranty, dated as of the date hereof, by Parent in favor of Faunus with respect to the obligations of Far East to Faunus under the Faunus Far East Documents, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.83           “Faunus Intercreditor Agreement” shall mean the Intercreditor and Lien Subordination Agreement, dated as of the date hereof, by and between Agent and Faunus, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.84           “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.85           “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, hypothecs, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.86           “Fixed Charges” for any period shall mean the sum of, without duplication, (a) all Interest Expense paid in cash during the applicable period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money (including, without limitation, the cumulative Term Loan amortization for such period) and Indebtedness with respect to Capital Leases (and without duplicating amounts in clause (a) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) cash taxes paid for such period, minus cash tax refunds received for such period, plus (d) cash management fees paid during such period to the extent not already deducted in the calculation of EBITDA for such period, plus (e) dividends or other distributions.  The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.

1.87           “Fixed Charge Coverage Ratio” shall mean, with respect to Borrowers and their Subsidiaries, on a consolidated basis, for any applicable period, the ratio of (a) the sum of EBITDA, minus unfinanced Capital Expenditures, to (b) Fixed Charges.

1.88           “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.89           “Freight Forwarders” shall mean such person or persons as may be selected by K&M who are reasonably acceptable to Agent to handle the receipt of Inventory within the United States of America and/or to clear Inventory through U.S. Customs or other foreign export control authorities or otherwise perform port of entry services to process Inventory imported by K&M from outside the United States of America (such persons sometimes being referred to herein individually as a “Freight Forwarder”); provided, that, as to each such person, (a) Agent shall have received a Collateral Access Agreement by such person in favor of Agent (in form and substance reasonably satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

1.90           “Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

1.91           “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, for purposes of Section 9.17 hereof, (a) GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof and (b) all financial covenants shall be calculated without giving effect to any election under Statement of Financial Account Standards 159 or any similar accounting principle.

1.92           “Global Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the aggregate of the US Borrowing Base and the Canadian Borrowing Base and (ii) $30,000,000, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the Term Loan and Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), but not yet sent.

1.93           “Guarantors” shall mean, collectively, the US Guarantors and the Canadian Guarantors; each sometimes being referred to herein individually as a “Guarantor”

1.94           “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.95           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.96           “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.97           “Ideal Borrowing Group” shall mean, collectively, Parent and its subsidiary, Ideal Tape Co., Inc., a Delaware corporation

1.98           “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than sixty (60) days, unless the trade payable is being contested in good faith) and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.99           “Information Certificate” shall mean the Information Certificate of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets, provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.100           “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.101           “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection.

1.102          “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers (or Administrative Borrower on behalf of Borrowers) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.103           “Interest Rate” shall mean,

(a)           Subject to clause (b) of this definition below:

(i)           as to US Base Rate Loans, a rate equal to the US Base Rate plus the Applicable Margin for Base Rate Loans,

(ii)           as to Canadian Base Rate Loans, a rate equal to the Canadian Base Rate plus the Applicable Margin for Base Rate Loans,

(iii)           as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by Borrowers (or Administrative Borrower on behalf of Borrowers) as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to Borrowers (or Administrative Borrower on behalf of Borrowers)).

(b)           Notwithstanding anything to the contrary contained in clause (a) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans shall be the percentage set forth in the definition of the term Applicable Margin for each category of Loans that is then applicable plus two (2%) percent per annum, at Agent’s option, (i) for the period (A) on and after the date of termination or non-renewal hereof until such time as all Obligations are finally paid and satisfied in full in immediately available funds (or in the case of contingent Obligations, Agent shall have received cash collateral or a letter of credit, at its option, all in accordance with Section 13.1 below), or (B) from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing and (ii) on the Revolving Loans to any Borrower at any time outstanding in excess of the Borrowing Base or any other limitation with respect thereto provided for herein (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.104           “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.105           “Inventory Loan Limit” shall mean (a) in the case of the Ideal Borrowing Group, at any time, the amount equal to $5,000,000, (b) in the case of K&M, at any time, the amount equal to $4,500,000, and (c) in the case of Canadian Borrower, at any time, the amount equal to the US Dollar Equivalent of $6,000,000.

1.106           “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

1.107          “Issuing Bank” shall mean Canadian Issuing Bank or US Issuing Bank, as the case may be.

1.108           “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.109          “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.110           “Letter of Credit Limit” shall mean $6,000,000.

1.111           “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.112            “Letters of Credit” shall mean all letters of credit denominated in US Dollars or Canadian Dollars (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.

1.113          “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.114          “Loans” shall mean, collectively, the Revolving Loans and the Term Loan.

1.115          “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2)  Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.116           “Material Adverse Effect” shall mean a material adverse effect, taken as a whole, on (a) the financial condition, business, performance or operations of Borrowers; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.117          “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.118           “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.119           “Maximum Credit” shall mean the amount of $38,000,000.

1.120           “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):  (a) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Ideal Tape in favor of Agent with respect to the Real Property and related assets of Ideal Tape located in Lowell, Massachusetts, (b) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Parent in favor of Agent with respect to the Real Property and related assets of Parent located in Moorestown, New Jersey, (c) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Dexter in favor of Agent with respect to the Real Property and related assets of Dexter located in Providence, Rhode Island and (d) the Moveable Hypothec, dated of even date herewith, by Canadian Borrower in favor of Agent with respect to the Real Property and related assets of Canadian Borrower located in Sherbrooke, Québec, Canada.

1.121           “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.122           “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.123          “Obligations” shall mean, collectively, the US Obligations and the Canadian Obligations.

1.124          “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

1.125          “Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.126          “Parent” shall mean American Biltrite Inc., a Delaware corporation, and its successors and assigns.

1.127          “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.128          “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.129          “Permitted Holders” shall mean, with respect to each Borrower and Guarantor, the persons set forth on Schedule 8.12 to the Information Certificate.

1.130          “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.131          “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

1.132          “PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable  Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

1.133          “Priority Payables” shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations under Federal, Provincial, State, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions, severance pay, termination pay and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

1.134          “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

1.135          “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.136          “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.137          “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts, other than the Faunus Factored Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor (including, without limitation, any amounts payable to such Borrower or Guarantor under the Faunus Factoring Documents in respect of the Faunus Factored Accounts or otherwise, or under any other factoring agreement); (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.138          “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.139          “Register” shall have the meaning set forth in Section 13.7 hereof.

1.140          “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty-one (51%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least  fifty-one (51%) percent of the then outstanding Obligations are owing.

1.141           “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit that would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect the amounts of Priority Payables or (d) to reflect outstanding Letter of Credit Obligations as provided in Section 2.2 hereof or (e) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect, as may be reasonably determined by Agent: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) to reflect that the orderly liquidation value of the Equipment or fair market value of any of the Real Property as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the then outstanding principal amount of the Term Loan is greater than such percentage with respect to such appraised values as Agent used in establishing the original principal amount of the Term Loan multiplied by such appraised values; (iii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iv) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (v) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (vi) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (vii) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower and (viii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.142           “Revolving Borrowers” shall mean, collectively, the US Revolving Borrowers and the Canadian Borrower; each sometimes being referred to herein individually as a “Revolving Borrower”.

1.143           “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.144           “Secured Parties” shall mean, collectively, (a) Agent, (b) Issuing Banks, (c) Lenders and (d) Bank Product Providers (to the extent approved by Agent).

1.145           “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.146           “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.147           “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.148           “Term Loan” shall mean the term loan made by or on behalf of Lenders to the Ideal Borrowing Group as provided for in Section 2.3 hereof.

1.149           “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except, that, terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.150           “US Base Rate” shall mean the higher of (a) the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Effective Rate from time to time plus one-half of one (0.50%) percent.  The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

1.151           “US Base Rate Loans” shall mean any Loans or portion thereof denominated in US Dollars and on which interest is payable based on the US Base Rate in accordance with the terms hereof.

1.152           “US Borrowers” shall mean, collectively, the following (together with their respective successors and assigns):  (a) Parent, (b) Ideal Tape Co., Inc., a Delaware corporation, (c) K&M Associates L.P., a Rhode Island limited partnership, and (d) any other Person that at any time after the date hereof becomes party to this Agreement as a US Borrower; each sometimes being referred to herein individually as a “US Borrower”.

1.153           “US Borrowing Base” shall mean, at any time, as to each US Revolving Borrower, the amount equal to (a) the lesser of: (i) the US Revolving Loan Borrowing Limit and (ii) an amount equal to the sum of (A) eight-five (85%) percent of the Eligible Accounts of such US Revolving Borrower plus (B) (I) in the case of K&M Associates L.P., the lesser of (1)(x) for the calendar months of September, October and November of each year, fifty (50%) percent multiplied by the Value of Eligible Inventory of such US Revolving Borrower consisting of finished goods, or

(y) for all calendar months other than September, October and November, forty four (44%) percent multiplied by the Value of Eligible Inventory of such US Revolving Borrower consisting of finished goods, (2) eight-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value of Eligible Inventory of such US Revolving Borrower or (3) the Inventory Loan Limit of such US Revolving Borrower, or (II) in the case of the Ideal Borrowing Group, the lesser of (1) the sum of (x) thirty six (36%) percent multiplied by the Value of Eligible Inventory of such US Revolving Borrower consisting of raw materials and (y) fifty (50%) percent multiplied by the Value of Eligible Inventory of such US Revolving Borrower consisting of finished goods, (2) eight-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value of Eligible Inventory of such US Revolving Borrower or (3) the Inventory Loan Limit of such US Revolving Borrower, minus (b) Reserves attributable to such US Revolving Borrower.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Obligations on the Value of the Eligible Inventory being purchased with such Letters of Credit.  In determining the actual amounts of such Letter of Credit Obligations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of such US Revolving Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such US Revolving Borrower or the perpetual inventory record maintained by such US Revolving Borrower.

1.154           “US Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.155           “US Collateral” shall mean all personal and real property and fixtures, and interests in property and fixtures, of any US Loan Party, whether now owned or hereafter acquired or existing, and wherever located.

1.156           “US Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the US Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “US Commitments”.

1.157)          “US Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any US Borrower or a Guarantor pursuant to Sections 2.1, 2.2 and 2.3 hereof.

1.158           “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the exchange rate in effect on the Business Day of determination.

1.159           “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.160           “US Excess Availability” shall mean, as to each US Revolving Borrower, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the US Borrowing Base for such US Revolving Borrower and (ii) the US Revolving Loan Borrowing Limit for such US Revolving Borrower, minus (b) the sum of: (i) the amount of all then outstanding and unpaid US Obligations of such US Revolving Borrower (but not including for this purpose any Term Loan, US Obligations arising pursuant to any guarantees in favor of Agent and US Lenders of the US Obligations of the other US Borrowers or any outstanding US Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of US Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such US Revolving Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such US Revolving Borrower in good faith), plus (iv) without duplication, the amount of checks issued by US Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such US Revolving Borrower in good faith), but not yet sent..

1.161           “US Guarantors” shall mean, collectively, the following (together with their respective successors and assigns):  (a) 425 Dexter Associates, L.P., a Rhode Island limited partnership, (b) Ocean State Jewelry, Inc., a Rhode Island corporation, (c) Majestic Jewelry, Inc., a Delaware corporation, (d) American Biltrite Far East, Inc., a Delaware corporation, and (e) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the US Obligations or who is the owner of any property which is security for the US Obligations (other than Borrowers); each sometimes being referred to herein individually as a “US Guarantor”.

1.162           “US Issuing Bank” shall mean Wachovia Bank, National Association or any US Lender that is approved by Agent that shall issue a Letter of Credit for the account of a US Borrower and have agreed in a manner satisfactory to Agent to be subject to the terms hereof as a US Issuing Bank.

1.163           “US Lender” shall mean, at any time, each Lender having a US Commitment or a Loan made to any US Borrower owing to it at such time; sometimes being referred to herein collectively as “US Lenders”.

1.164           “US Letter of Credit Limit” shall mean $6,000,000, minus the amount of all outstanding Canadian Letter of Credit Obligations.

1.165           “US Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued for the account of a US Revolving Borrower outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for a US Revolving Borrower for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the US Issuing Bank with respect to such Lender’s participation in Letters of Credit issued for the account of a US Revolving Borrower as provided in Section 2.2 for which US Revolving Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.166           “US Loan Parties” shall mean Guarantors and Borrowers other than the Canadian Loan Parties; each sometimes being referred to individually as a “US Loan Party”.

1.167           “US Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of US Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such US Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of US Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the US Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to US Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.168           “US Payment Account” shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the US Payment Account for purposes of this Agreement and the other Financing Agreements.

1.169           “US Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.170           “US Revolving Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) the Ideal Borrowing Group (as defined below), and (b) K&M Associates L.P., a Rhode Island limited partnership, and (c) any other Person that at any time after the date hereof becomes a US Revolver Borrower; each sometimes being referred to herein individually as a “US Revolving Borrower”.

1.171           “US Revolving Loan Borrowing Limit” shall mean, as to each US Revolving Borrower at any time, the amount equal to the US Revolving Loan Maximum Amount minus (a) the then outstanding principal amount of the Revolving Loans and Letters of Credit provided to the other US Revolving Borrowers and (b) the US Dollar Equivalent of Revolving Loans and Letters of Credit Obligations outstanding to the Canadian Borrower.

1.172           “US Revolving Loan Maximum Amount” shall mean $30,000,000.

1.173           “Value” shall mean, the US Dollar Equivalent as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.174           “VAT” shall mean Value Added Tax imposed in Canada or any other jurisdiction and any equivalent tax applicable in any jurisdiction (including goods and services tax, harmonized sales tax and Québec sales tax).

1.175           “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.176           “Wachovia” shall mean Wachovia Bank, National Association, a Nevada corporation, in its individual capacity, and its successors and assigns.

1.177           “Wachovia Canada” shall mean Wachovia Capital Finance Corporation (Canada), and its successors and assigns.

SECTION 2.	CREDIT FACILITIES

2.1           Loans.

(a)           Subject to and upon the terms and conditions contained herein, (i) each US Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in US Dollars (which Revolving Loans shall be repayable in US Dollars) to each US Revolving Borrower from time to time in amounts requested by such US Revolving Borrower (or Administrative Borrower on behalf of such US Revolving Borrower) up to the aggregate amount outstanding for all US Lenders at any time equal to the lesser of: (A) the US Borrowing Base of such US Revolving Borrower or (B) the amount equal to (1) US Revolving Loan Maximum Amount minus (2) the sum of (x) the US Dollar Equivalent of the aggregate amount of Revolving Loans outstanding to the Canadian Borrower at such time, (y) the US Dollar Equivalent of the Canadian Letter of Credit Obligations at such time and (z) the aggregate amount of Revolving Loans and Letters of Credit outstanding in favor of all other US Borrowers at such time, (ii) each Canadian Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in Canadian Dollars to Canadian Borrower (which Revolving Loans shall be repayable in the currency in which such Revolving Loan was made) from time to time in amounts requested by a Canadian Borrower (or Administrative Borrower on behalf of any Canadian Borrower) up to the aggregate amount thereof outstanding for all Canadian Lenders at any time equal to the lesser of: (A) the US Dollar Equivalent of the Canadian Borrowing Base at such time or (B) an amount equal to the US Dollar Equivalent of the Canadian Revolving Loan Maximum Amount minus the sum of (1) the aggregate amount of Revolving Loans outstanding to the Canadian Borrower at such time and (2) the Canadian Letter of Credit Obligations at such time.  All Loans made by US Lenders to US Borrowers shall be US Dollar Loans and all Loans made by Canadian Lenders to Canadian Borrower shall be Canadian Dollar Loans or US Dollar Loans.

(b)           Except with the consent of Agent and all Lenders, or as otherwise provided herein, (i) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed US Revolving Loan Maximum Amount, (ii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letters of Credit Obligations of any US Revolving Borrowers outstanding at any time shall not exceed the lesser of (A) the US Borrowing Base of such US Revolving Borrower or (B) the US Revolving Loan Borrowing Limit of such US Revolving Borrower, (iii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations of Canadian Borrower outstanding at any time shall not exceed the lesser of (A) the Canadian Borrowing Base or (B) the US Dollar Equivalent of the Canadian Revolving Loan Maximum Amount, (iv) the aggregate principal amount of Revolving Loans outstanding to any Borrower based on the Eligible Inventory of such Borrower shall not exceed the Inventory Loan Limit of such Borrower and (v) the aggregate principal amount of Revolving Loans to K&M outstanding at any time against Eligible In-Transit Inventory shall not exceed $1,000,000.

(c)           In the event that (i) the US Dollar Equivalent of the aggregate principal amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the US Revolving Loan Maximum Amount, or (ii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letters of Credit Obligations of any US Revolving Borrowers outstanding at any time exceeds the lesser of (A) the US Borrowing Base of such US Revolving Borrower or (B) the US Revolving Loan Borrowing Limit of such US Revolving Borrower, or (iii) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations of Canadian Borrower outstanding at any time exceeds the lesser of (A) the Canadian Borrowing Base or (B) the US Dollar Equivalent of the Canadian Revolving Loan Maximum Amount, (iv) the aggregate principal amount of Revolving Loans outstanding to any Borrower based on the Eligible Inventory of such Borrower exceeds the Inventory Loan Limit of such Borrower, or (v) the aggregate principal amount of the Revolving Loans to K&M outstanding at any time against Eligible In-Transit Inventory exceeds $1,000,000, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2           Letters of Credit.

(a)           Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, (i) at the request of a US Revolving Borrower (or Administrative Borrower on behalf of such US Revolving Borrower), Agent agrees to cause US Issuing Bank to issue, and US Issuing Bank agrees to issue, for the account of such US Revolving Borrower one or more Letters of Credit, for the ratable risk of each US Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Issuing Bank and (ii) at the request of Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower), Wachovia Canada agrees to cause Canadian Issuing Bank to issue for the account of Canadian Borrower one or more Letters of Credit denominated in US Dollars or Canadian Dollars, for the ratable risk of each Canadian Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and Canadian Issuing Bank.

(b)           The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit.  The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible L/C Inventory and if the conditions contained in the definition of Eligible L/C Inventory are satisfied, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Canadian Borrowing Base or US Borrowing Base, as applicable, multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit is for any other purpose or if the conditions contained in the definition of Eligible L/C Inventory are not satisfied, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto.  Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv)(A) or Section 2.2(c)(iv)(B).

(d)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available to Canadian Borrower unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) shall have delivered to Canadian Issuing Bank at such times and in such manner as Canadian Issuing Bank may require, an application, in form and substance satisfactory to Canadian Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to Agent and Canadian Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Canadian Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Canadian Letter of Credit Obligations shall not exceed the Canadian Letter of Credit Limit, and (iv) in the case of a Letter of Credit issued for the account of a Canadian Borrower, the Canadian Excess Availability, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto.

(e)           Except with the consent of Agent and all Lenders, (i) the amount of all outstanding US Letter of Credit Obligations shall not at any time exceed the US Letter of Credit Limit and (ii) the amount of all outstanding Canadian Letter of Credit Obligations shall not at any time exceed the Canadian Letter of Credit Limit.

(f)           Each US Revolving Borrower shall reimburse immediately US Issuing Bank for any draw under any Letter of Credit issued for the account of such US Revolving Borrower and pay US Issuing Bank the amount of all other charges and fees payable to US Issuing Bank in connection with any Letter of Credit issued for the account of such US Revolving Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such US Revolving Borrower may have at any time against Issuing Bank or any other Person.  Each drawing under any Letter of Credit issued for the account of a US Revolving Borrower or other amount payable in connection therewith when due shall constitute a request by such US Revolving Borrower to Agent for a US Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of US Lenders as a Revolving Loan (or Special Agent Advance, as the case may be).  Each drawing under any Letter of Credit issued for the account of a Canadian Borrower or other amount payable in connection therewith when due shall constitute a request by such Canadian Borrower to Agent for a Canadian Dollar Loan in the amount of such drawing or other amount then due, and shall be made by Canadian Lenders as Revolving Loans according to their respective Pro Rata Shares.  The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any US Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such US Revolving Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(g)           Canadian Borrower shall reimburse immediately Canadian Issuing Bank for any draw under any Letter of Credit issued for the account of Canadian Borrower and pay Canadian Issuing Bank the amount of all other charges and fees payable to Canadian Issuing Bank in connection with any Letter of Credit issued for the account of Canadian Borrower immediately when due, irrespective of any claim, setoff, defense or other right which Canadian Borrower may have at any time against Canadian Issuing Bank or any other Person.  Each drawing under any Letter of Credit issued for the account of Canadian Borrower or other amount payable in connection therewith when due shall constitute a request by Canadian Borrower to Agent for a Canadian Dollar Loan in the amount of such drawing or other amount then due, and shall be made by Canadian Lenders as Revolving Loans according to their respective Pro Rata Shares.  The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any Canadian Lender to Canadian Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to Canadian Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(h)           Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent.  Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder.  Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(i)           In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form.  Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing.  Except as Agent may otherwise specify, Borrowers shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(j)           Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto.  Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by Issuing Bank unless Agent has duly executed and delivered to Issuing Bank the application or a guarantee or indemnification in writing with respect to such Letter of Credit.  Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(k)           Immediately upon the issuance or amendment of any Letter of Credit issued for the account of a US Revolving Borrower, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such US Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each US Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to US Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each US Lender’s participation in any such Letter of Credit, to the extent that US Issuing Bank has not been reimbursed or otherwise paid as reasonably required hereunder with respect to any such Letter of Credit or under any such Letter of Credit, each such US Lender shall pay to US Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to US Issuing Bank in connection therewith.

(l)           Immediately upon the issuance or amendment of any Letter of Credit issued for the account of Canadian Borrower, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Canadian Lender’s Pro Rata Share in the liability with respect to such Letter of Credit and the obligations of Canadian Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Canadian Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Canadian Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Canadian Lender’s participation in any such Letter of Credit, to the extent that Canadian Issuing Bank or other issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each Canadian Lender shall pay to Canadian Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Canadian Issuing Bank in connection therewith.

(m)           The obligations of US Revolving Borrowers to pay each Letter of Credit Obligation, the obligations of Canadian Borrower to pay each Canadian Letter of Credit Obligation, the obligations of Canadian Lenders to make payments to Agent for the account of Canadian Letter of Credit Issuer with respect to Letters of Credit issued for the account of Canadian Borrower and the obligations of US Lenders to make payments to Agent for the account of US Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance.  If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are US Base Rate Loans (in the case of a Lender that is a US Lender) or Canadian Dollar Loans (in the case of a Lender that is a Canadian Lender).  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse US Issuing Bank or Canadian Issuing Bank, as applicable, under any Letter of Credit or make any other payment in connection therewith.

(n)           Any rights, remedies, duties or obligations granted or undertaken by any Borrower to Issuing Bank in any application for any Letter of Credit, or any other agreement in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Agent.  Any duties or obligations undertaken by Agent to Issuing Bank in any application for any Letter of Credit, or any other agreement by Agent in favor of Issuing Bank relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers.

2.3           Term Loan.

(a)           Subject to and upon the terms and conditions contained herein, each US Lender severally (and not jointly) agrees to make a Term Loan to the Ideal Borrowing Group in an amount equal to its Pro Rata Share of the aggregate original principal amount of $8,000,000.

(b)           The Term Loan is (i) evidenced by a Term Promissory Note in such original principal amount duly executed and delivered by the Ideal Borrowing Group to Agent concurrently herewith; (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, such Term Promissory Note, and the other Financing Agreements; and (iii) secured by all of the Collateral.  The principal amount of the Term Loan shall be repaid in seventy-two (72) consecutive monthly installments (or earlier as provided herein) payable on the first day of each month commencing August 1, 2009, of which the first seventy-one (71) installments shall each be in the amount of $111,111 and the last installment shall be in the amount of the entire unpaid balance of the Term Loan.

2.4           Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.	INTEREST AND FEES

3.1           Interest.

(a)           US Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the US Dollar Loans at the Interest Rate.  Canadian Borrower shall pay to Agent, for the benefit of Canadian Lenders, interest on the outstanding principal amount of the Canadian Dollar Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)           Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that US Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the US Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or US Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $250,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert US Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Eurodollar Rate Loans shall automatically convert to US Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing.

(d)           Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of (i) in the case of US Base Rate Loans and Eurodollar Rate Loans a three hundred sixty (360) day year, (ii) in the case of Canadian Base Rate Loans, on the basis of a three hundred and sixty-five (365) day year or three hundred and sixty-six (366) day year, in each case based on actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the US Base Rate or Canadian Base Rate, as applicable, effective on the day of any change in such Base Rate.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(e)           For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant thereto at a rate based upon a year of 360, 365 or 366 days, as the case may be (the “First Rate”), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 360, 365 or 366, as the case may be.

(f)           If any provision of this Agreement or any of the other Financing Agreements would obligate a Canadian Borrower or Canadian Guarantor to make any payment of interest or other amount payable to the Agent or a Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or such Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Agent or such Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i)           first, by reducing the amount or rate of interest required to be paid to the Agent or applicable Lender under this Section 3.1; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Agent or the applicable Lender which would constitute interest for purposes of the Criminal Code (Canada).

(iii)           Notwithstanding this Section 3.1(f), and after giving effect to all adjustments contemplated hereby, if the Agent or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrower or Canadian Guarantor, as applicable, shall be entitled, by notice in writing to the Agent or the affected Lender, as the case may be, to obtain reimbursement from the Agent or such Lender, as the case may be, in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Agent or such Lender, as the case may be, to the Canadian Borrower.

(iv)           Any amount or rate of interest referred to in this Section 3.1(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of the incurrence of the Obligation to its relevant maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of that determination.

3.2           Fees.

(a)           Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to five-eighths of one (0.625%) percent per annum calculated upon the amount by which the US Revolving Loan Maximum Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)           In the case of letters of credit, Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate equal to four (4%) percent per annum on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except, that, Borrowers shall pay, at Agent’s option, without notice, such fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for:  (i) the period from and after the date of termination or non-renewal hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent.  Such letter of credit fees shall be calculated on the basis of a three hundred sixty five (365) or three hundred sixty six (366), as applicable, day year as to Letters of Credit denominated in Canadian Dollars and a three hundred sixty (360) day year as to Letters of Credit denominated in US Dollars, and in each case, actual days elapsed and the obligation of Borrowers to pay such fee as set forth in this Section 3.2(b) shall survive the termination of this Agreement or non-renewal of this Agreement.  In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one-eighth (0.125%) percent per annum and the other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c)           Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.  To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank, any Lender or Issuing Bank complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, Issuing Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as US Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as US Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert US Base Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert US Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to US Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4.	CONDITIONS PRECEDENT

4.1           Conditions Precedent to Initial Loans and Letters of Credit.

  The obligation of Lenders to make the initial Loans or of Issuing Bank to provide for the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)           Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and release of any security interest in and to any assets and properties of each Borrower and Guarantor that is not a lien indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and with respect to any such interests that is not a liens indicated on Schedule 8.4 to the Information

Certificate and the other liens permitted under Section 9.8 hereof, filed against any Borrower or Guarantor, as debtor; (ii) PPSA terminations or discharges for all PPSA financing statements previously filed with respect to any such interests that is not a lien indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof, filed against any Borrower or Guarantor, as debtor; and (iii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor that is not a liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof, in form acceptable for recording with the appropriate Governmental Authority;

(b)           all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate, limited liability or partnership name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c)           no material adverse change shall have occurred in the assets or business of Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would materially impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d)           Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual Inventory records and/or roll-forwards of Accounts through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof or such earlier date as Agent may agree;

(e)           Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(f)           the Global Excess Availability as determined by Agent, as of the date hereof, shall be not less than $7,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(g)           Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) maintains its principal concentration account(s) and related lockboxes (if any), in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify);

(h)           Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest or hypothec in all of the Collateral, other than the Faunus Factored Accounts, which Faunus Factored Accounts shall be subject to Agent’s valid and perfected second priority security interest therein;

(i)           Agent shall have received and reviewed lien search results for the jurisdiction of organization of each Borrower and Guarantor, and judgment and tax search results for the jurisdiction of organization and the jurisdiction of the chief executive office of each Borrower and Guarantor, which search results shall be in form and substance satisfactory to Agent;

(j)           Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as at the date set forth therein, which shall be completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by Borrowers;

(k)           Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

(l)           Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(m)           Agent shall have received, in form and substance satisfactory to Agent, the opinion letter(s) of counsel(s) to Borrowers with respect to Financing Agreements and the security interests, hypothecs and liens of Agent with respect to the Collateral and such other matters as Agent may request;

(n)           Agent shall have received environmental audits of the Real Property to be subject to the Mortgages conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent, the results of which shall be satisfactory to Agent;

(o)           Agent shall have received, in form and substance satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests;

(p)           the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent; and

(q)           Agent shall have received (i) true, complete and correct copies of each of the Faunus Factoring Documents, all of which shall be in form and substance reasonably satisfactory to Agent, and (ii) the Faunus Intercreditor Agreement, in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by Faunus.

4.2           Conditions Precedent to All Loans and Letters of Credit.  The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)           no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest.  To secure payment and performance of all Obligations, each US Loan Party hereby grants to Agent, for itself and the benefit of Secured Parties, and to secure the payment and performance of all Canadian Obligations, each Canadian Loan Party hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Agent, for itself and the benefit of Secured Parties, all right, title and interest in and to the following personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”):

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment;

(d)           all Real Property and fixtures;

(e)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)           all instruments, including, without limitation, all promissory notes;

(g)           all documents;

(h)           all deposit accounts;

(i)           all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)           all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of any of the Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods, documents, contracts or instruments with respect to, or otherwise representing or evidencing any of the Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)           all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)           to the extent not otherwise described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the grant of security interest hereunder and the term “Collateral” shall not include the Excluded Property.

5.2           Perfection of Security Interests.

(a)           Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the UCC or under the PPSA of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing and any financing statements filed by the Agent may describe the Collateral covered thereby by any description that the Agent determines, including, without limitation, descriptions as “all assets of the Debtor now owned or hereafter acquired” or using words of similar import.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)           Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party”.

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent.  The terms of this subsection (d) shall not apply to Excluded Accounts.

(e)           No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)           In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities in respect of investment property that constitutes Collateral, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by Issuing Bank, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause Issuing Bank to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)           Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f)           Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Such Borrower or Guarantor shall promptly, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of Issuing Bank and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)           Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)           Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States or Canada in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)           Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or the PPSA or by other law, as applicable in any relevant jurisdiction.

5.3           Special Provisions Relating to Collateral.

(a)           The grant of a security interest in the Collateral of each Canadian Loan Party in favor of Agent under the laws of Canada and the Provinces thereof is further evidenced by other Financing Agreements and subject to the terms of the other Financing Agreements.

(b)           Notwithstanding anything to the contrary contained in this Agreement or the other Financing Agreements to the contrary, (i) Canadian Borrower and Canadian Guarantors (whether as guarantor or otherwise) shall not be liable in respect of any US Obligations except as otherwise agreed by Agent and such Canadian Loan Party, (ii) no security interest granted by any Canadian Borrower or Canadian Loan Party under any of the Financing Agreements shall secure any US Obligations, (iii) all amounts received by Agent or any Lender on account of the Canadian Obligations by any Canadian Borrower or Canadian Guarantor shall be applied or credited solely to the Canadian Obligations, and (iv) the liability or obligation of any Canadian Loan Party with respect to the Obligations shall not exceed that portion of the Total Obligations which is attributable only to the Canadian Borrower, the Canadian Obligations, their Collateral, the Canadian Dollar Loans, the Canadian Commitments or the Canadian Letter of Credit Obligations (as the case may be) or such other greater amount as may be agreed to in writing by Agent and the Canadian Borrower.

SECTION 6.	COLLECTION AND ADMINISTRATION

6.1           Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2           Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3           Collection of Accounts.

(a)           Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.  Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith.  Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations; except, that, no Deposit Account Control Agreement shall be required with respect to any Excluded Account.

(b)           For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  In the event that at any time or from time to time there are no Revolving Loans outstanding, Agent shall be entitled to an administrative fee in an amount calculated based on the Interest Rate for Base Rate Loans (on a per annum basis) multiplied by the amount of the funds received in the Blocked Account for such day as calculated by Agent in accordance with its customary practice. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent.

(c)           Each Borrower and Guarantor and their respective shareholders, directors, employees, agents and Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds.  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Payments.

(a)           All Obligations of US Borrowers and Guarantors shall be payable to the US Payment Account and all Obligations of Canadian Borrower shall be payable to the Canadian Payment Account.  Agent shall apply payments received or collected from any US Borrower or US Guarantor or for the account of any US Borrower or US Guarantor (including the monetary proceeds of collections or of realization upon any US Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from any US Borrower or US Guarantor; second, to pay any fees, indemnities, or expense reimbursements then due to Lenders from any US Borrower or US Guarantor; third, to pay interest due in respect of any US Obligations (and including any Special Agent Advances); fourth, to pay principal in respect of Special Agent Advances; fifth, to pay principal in respect of all US Loans and to pay or prepay US Obligations then due arising under or pursuant to any Hedge Agreements of a US Borrower or US Guarantor with a Bank Product Provider (up to the amount of any then effective US Reserve established in respect of such US

Obligations), on a pro rata basis; sixth, to pay or prepay any other US Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent US Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products) on a pro rata basis; and seventh, to pay any of the Canadian Obligations.  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, on behalf of Borrowers, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding US Base Rate Loans and (ii) to the extent any US Borrower uses any proceeds of the US Loans or Letters of Credit to acquire rights in or the use of any US Collateral or to repay any Indebtedness used to acquire rights in or the use of any US Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from US Loans and Letter of Credit Obligations that were not used for such purposes, and second, to the US Obligations arising from US Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any US Collateral in the chronological order in which such US Borrower acquired such rights in or the use of such US Collateral.

(b)           Agent shall apply payments received or collected from Canadian Borrower or any Guarantor of the Canadian Obligations (including any payments made by US Borrowers and Guarantors pursuant to the Canadian Guarantee) or for the account of Canadian Borrower or any Canadian Guarantor of the Canadian Obligations (including the monetary proceeds of collections or of realization upon any Canadian Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent from Canadian Borrower; second, to pay any fees, indemnities, or expense reimbursements then due to Canadian Lenders from Canadian Borrower; third, to pay interest due in respect of any Canadian Obligations (and including any Special Agent Advances); fourth, to pay principal in respect of Canadian Special Agent Advances; fifth, to pay principal then due in respect of the Canadian Obligations; sixth, to pay or prepay Canadian Loans and Canadian Obligations arising under or pursuant to any Hedge Agreements of Canadian Borrower with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Canadian Obligations), on a pro rata basis; seventh, to pay or prepay any other Canadian Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations or other contingent Canadian Obligations on a pro rata basis.  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, on behalf of Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Canadian Obligations, except (A) on the expiration date of the Interest Period applicable to any such Canadian Obligations or (B) in the event that there are no outstanding Canadian Obligations and (ii) to the extent any Borrower uses any proceeds of the Loans to acquire rights in or the use of any Canadian Collateral or to repay any Indebtedness used to acquire rights in or the use of any Canadian Collateral, payments in respect of the Canadian Obligations shall be deemed applied first to the Canadian Obligations arising from the Loans or Letters of Credit that were not used for such purposes and second, to the Canadian Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Canadian Collateral in the chronological order in which Canadian Borrower acquired such rights in or the use of such Canadian Collateral.

(c)           Notwithstanding anything to the contrary set forth in any of the Financing Agreements, (i) all payments by or on behalf of Canadian Borrower and Canadian Guarantors shall be applied only to the Canadian Obligations, (ii) all payments by or on behalf of a US Borrower or Guarantor shall be applied to US Obligations then due until paid in full, (iii) all payments in respect of the Canadian Obligations shall be applied to Canadian Obligations denominated in the same currency as the payments received; provided, that, with respect to this clause (iii), (A) payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of the applicable Agent, (B) in the event that any Agent elects to accept and apply such amounts when there are no Obligations (other than Letter of Credit Obligations or other contingent Obligations) then outstanding in the same currency, such Agent may, at its option (but is not obligated to), convert such currency received to the currency in which the Obligations are denominated at the Exchange Rate on such date and (C) in such event, Borrowers shall pay the costs of such conversion (or such Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent) and (iv) to the extent any Borrower or Guarantor, directly or indirectly, uses any proceeds of the applicable Loans or Letter of Credit Obligations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(d)           Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding US Base Rate Loans provided, however, that Agent will attempt to honor any written request received from Administrative Borrower to hold such payment until the expiration of the applicable Interest Period, it being understood and agreed that Agent shall have no liability for any failure to do so.  To the extent Agent or any Lender receives any payments or collections in respect of the Obligations in a currency other than US Dollars, or in respect of the Canadian Obligations, in a currency other than Canadian Dollars, each of Agent and Wachovia Canada may, at its option (but is not obligated to), convert such other currency to US Dollars (and, as to the Canadian Obligations, Canadian Dollars) at the Exchange Rate on such date and in such market as Agent or Wachovia Canada may select.  US Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any US Borrower maintained by Agent).  Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent and Wachovia Canada.  Any and all payments by or on account of the Obligations shall be made without setoff, counterclaim or deduction.

(e)           For purposes of this Section 6.4, “Paid in full” and “payment in full” and “prepayment in full” means payment of all amounts owing under the Financing Agreements according to the terms thereof, including loan fees, service fees, professional fees, interest (and specially including interest accrued after the commencement of any case under the U.S. bankruptcy code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction, but excluding (A) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (B) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (A) and (B) above only to the extent that such amounts are disallowed in any case under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar statute in any jurisdiction.

(f)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers maintained by Agent with respect to each Borrower’s respective Obligations.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5           Taxes.

(a)           Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States or Canadian withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States or Canadian withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, Issuing Bank or Agent taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former business carried on by such Lender in the jurisdiction of the Governmental Authority imposing such tax (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)           If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c)           In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or Canada or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d)           Borrowers and Guarantors shall indemnify and hold harmless Agent, Issuing Bank and Lenders for the full amount of Taxes or Other Taxes paid by Agent, any Issuing Bank or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent’s, any Issuing Bank’s or any Lender’s activities with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent, any Issuing Bank or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, that, Borrowers and Guarantors shall not be required to indemnify Agent, any Issuing Bank or any Lender with respect to any Taxes or Other Taxes which are attributable to such Agent’s, Issuing Bank’s or Lender’s failure to comply with the provisions of Section 6.5(g), (h), (j) or (k) hereof.  Payment under this indemnification shall be made within ten (10) days after the date Agent, any Issuing Bank or any Lender makes written demand therefor on Administrative Borrower.  If Borrowers reasonably believe that such Taxes or Other Taxes were not correctly or legally asserted, Agent, such Issuing Bank or such Lender shall, upon Administrative Borrower’s request and at Borrowers’ expense, provide such documents to Administrative Borrower in form and substance reasonably satisfactory to Agent, as Administrative Borrower may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent, any Issuing Bank or any Lender).

(e)           Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(f)           If any Borrower or Guarantor otherwise would be required to pay additional amounts to Agent, an Issuing Bank or a Lender pursuant to Section 6.5(b) hereof, then upon Administrative Borrower’s written request such Lender shall use reasonable efforts at Borrowers’ expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office, so as to eliminate or reduce any such additional payment by such Borrower or Guarantor which may thereafter accrue.

(g)           In the event a US Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States of America on or prior to the effective date of any such assignment, such assignee of a Lender shall provide Administrative Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States of America withholding tax with respect to all payments to be made by the US Loan Parties to such assignee hereunder and under any of the other Financing Agreements (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment).  In the event that a Canadian Lender shall assign the Obligations and its rights hereunder to an assignee, on or prior to the effective date of any such assignment, such assignee shall provide Administrative Borrower with a document (on a form prescribed by the relevant Governmental Authority, if any) certifying that any amount payable to such assignee pursuant to this Agreement is, as of the date of such assignment, not subject to Canadian withholding tax.

(h)           Notwithstanding anything to the contrary contained in this Section 6.5, unless Administrative Borrower has received forms or other documents indicating that payments by the US Loan Parties to a US Lender or US Issuing Bank, which US Lender or US Issuing Bank is also a Foreign Lender, hereunder or under any of the other Financing Agreements are not subject to United States of America withholding or backup withholding tax, US Borrowers shall, (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty, and (ii) pay such assignee such payment net of any taxes so withheld (and not be required to pay any additional amounts pursuant to this Section 6.5, except with respect to Taxes and in accordance with Section 6.5(b) or (d) hereof).  Such US Lender or US Issuing Bank, which US Lender or US Issuing Bank is also a Foreign Lender, will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by any Borrower or Guarantor pursuant to this Section 6.5; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.

(i)           If Agent, any Issuing Bank or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent, such Issuing Bank or such Lender has received an indemnification payment or additional amounts from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent, such Issuing Bank or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such tax benefit.

(j)           Each Person that is a US Lender or US Issuing Bank, which US Lender or US Issuing Bank is also a Foreign Lender, as of the date of this Agreement and each Person that becomes a US Lender or US Issuing Bank, which US Lender or US Issuing Bank is also a Foreign Lender, after the date of this Agreement (i) agrees to furnish to Agent and Administrative Borrower prior to the time that Agent or such Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of any of the following, as applicable (but only if such Foreign Lender is legally entitled to do so):  (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (B) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (1) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (2) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form, or (D) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made, and (ii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.  Each Person that is a Canadian Lender or a Canadian Issuing Bank as of the date of this Agreement and each Person that becomes a Canadian Lender or a Canadian Issuing Bank after the date of this Agreement agrees to furnish to Agent and Administrative Borrower prior to the time that Agent or Borrowers is required to make any payment of principal, interest or fees hereunder, a document (on a form prescribed by the relevant Governmental Authority, if any) certifying that any such amount is, as of the date of such document, not subject to Canadian withholding tax and further agrees to comply with all applicable Canadian laws and regulations with regard to such withholding tax exemption.

(k)           Each US Lender or US Issuing Bank (other than any such US Lender or US Issuing Bank that is entitled to a presumption under applicable Treasury Regulations that it is a domestic corporation for U.S. federal income tax purposes) shall deliver to Agent (or, in the case of an assignee of a US Lender which (i) is an Affiliate of such US Lender or an Approved Fund of such US Lender and (ii) does not deliver an Assignment and Acceptance to Agent pursuant to Section 13.7(a) hereof for recordation pursuant to Section 13.7(b) hereof, to the assigning US Lender only) and Administrative Borrower two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 certifying that such US Lender is exempt from U.S. backup withholding tax.  Such forms shall be delivered by each such US Lender on or before the date it becomes a party to this Agreement and thereafter within twenty (20) days after receipt of a written request therefor from Agent.  Notwithstanding any other provision of this Section 6.5(l), a US Lender or US Issuing Bank described in this Section 6.5(l) shall not be required to deliver any form pursuant to this Section 6.5(l) that such US Lender or US Issuing Bank is not legally able to deliver.

6.6           Authorization to Make Loans.  Agent and Lenders are authorized to make the Loans and provide the Letters of Credit based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made or Letters of Credit established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7           Use of Proceeds.  Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.  All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate or limited partnership purposes of such Borrower not otherwise prohibited by the terms hereof.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8           Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders:  (a) the making and conversion of Loans to the US Borrowers shall be made among the US Lenders based on their respective Pro Rata Shares as to the Loans made to the US Borrowers, (b) the making and conversion of Loans to the Canadian Borrower shall be made among the Canadian Lenders based on their respective Pro Rata Shares as to the Loans made to the Canadian Borrower and (c) each payment on account of any Obligations or Canadian Obligations, as the case may be, to or for the account of one or more Lenders in respect of any Obligations or Canadian Obligations, as the case may be, due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10           Sharing of Payments, Etc.

(a)           Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11           Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans.

(b)           With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 10.1(g) and 10.1(h), in which case the funds shall be in respect of each Lender’s participation).  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Agent’s disbursement of such Revolving Loan to a Borrower.  In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Revolving Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. New York City time on the requested funding date, so that all such Revolving Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           Upon the making of any Revolving Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan.  To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any such Revolving Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Revolving Loan.

(e)           As to any Revolving Loan funded by Agent on behalf of a Lender whether pursuant to Sections 6.11(a), 6.11(b) or 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day in the case of Revolving Loans funded pursuant to Section 6.11(c) above or otherwise on the applicable settlement date.  If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. New York City time on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Revolving Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f)           Upon any failure by a Lender to pay Agent pursuant to the settlement described in Section 6.11(b) above or to pay Agent pursuant to Section 6.11(c), 6.11(d) or Section 6.11(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  The term “Defaulting Lender” shall mean (i) any Lender that has failed to fund any portion of the Revolving Loans or participations in Letter of Credit Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) any Lender that has notified Agent, any Lender, Issuing Bank, or any Borrower or Guarantor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under other agreements in which it has agreed to make Revolving Loans or provide other financial accommodations, or (iii) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance satisfactory to Agent.

(g)           Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees, whether in respect of Revolving Loans, the Term Loan, participation interests or otherwise).  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  So long as there is a Defaulting Lender, the maximum amount of the Revolving Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments for Revolving Loans of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of the Revolving Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender.  At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender).  To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower.  To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Revolving Loans on a pro rata basis for purposes of Section 6.4 hereof.  Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them.  The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance satisfactory to Agent that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof.  Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Revolving Loans and settle in respect of the Revolving Loans and other Obligations in accordance with the terms hereof.  The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder (including, but not limited to, the obligation of such Borrower or Guarantor to make any payments hereunder, whether in respect of Revolving Loans or the Term Loan by a Defaulting Lender or otherwise).

(h)           Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letters of Credit outstanding, within one (1) Business Day after the written request of Issuing Bank, Borrowers shall pay to Agent an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding to be held by Agent on terms and conditions satisfactory to Agent and Issuing Bank as cash collateral for the Obligations and for so long as there is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of Issuing Bank, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions satisfactory to Agent and Issuing Bank or there are other arrangements reasonably satisfactory to Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender.  Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.4 hereof.

(i)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have to commence any legal action against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

6.12           Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13           Bank Products.  Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement.  Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION 7.	COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting.

(a)           Borrowers shall provide Agent with the following documents in a form satisfactory to Agent in each case setting out the information for the US Borrowers and Canadian Borrower on a separate basis:

(i)           on a regular basis as requested by Agent, schedules of sales made (other than with respect to the Faunus Factored Accounts), credits issued and cash received;

(ii)           as soon as possible after the end of each week (but in any event within three (3) Business Days after the end thereof), on a weekly basis or more frequently as Agent may request, a Borrowing Base Certificate with respect to each of the Ideal Borrowing Group, K&M and Canadian Borrower, setting forth the calculation of the Borrowing Base with respect to each such Borrower as of the last Business Day of the immediately preceding period, duly completed and executed by the chief executive officer, chief financial officer, vice president of finance, controller or other financial or senior officer of each such Borrower, together with all schedules (including schedules of sales made, credits issues and cash received) required pursuant to the terms of each Borrowing Base Certificate duly completed;

(iii)           as soon as possible after the end of each month (but in any event within thirty (30) days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) a perpetual Inventory report, (B) an Inventory report (1) for Inventory being stored at the premises of third parties and (2) for Inventory transferred by the Ideal Borrowing Group to the Belgian Tape Division, (C) an Inventory report, by licensor, for Inventory that is subject to a license agreement with such licensor, (D) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (E) a schedule of Belgian Tape Division Factored Accounts, (F) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses and other third parties from time to time in possession of any Collateral), and (G) a certificate in form and substance reasonably satisfactory to Agent identifying the Eligible In-Transit Inventory and Eligible L/C Inventory as of the close of business of the immediately preceding period, duly completed and executed by the chief executive officer, chief financial officer, vice president of finance, controller or other financial or senior officer of K&M (or Administrative Borrower on behalf of K&M);

(iv)           upon Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and shipping and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor, including copies of all packing slips, invoices and bills of lading with respect to all Eligible In-Transit Inventory and Eligible L/C Inventory; and

(v)           such other reports as to the Collateral (including, without limitation, a schedule of Far East Factored Accounts) as Agent shall request from time to time.

(b)           If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c)           All of the documents, reports and schedules provided by or on behalf of any Borrower or Guarantor to Agent hereunder for Receivables payable in any currency other than US Dollars and Inventory located outside the United States of America shall set forth the US Dollar Equivalent for the amount of the Receivables and Value of the Equipment included in any such documents, reports or schedules.  For purposes hereof, Agent may, at its option, provide to Administrative Borrower, at least five (5) days prior to the date any such documents, reports or schedules are required to be provided by Borrowers or Guarantors to Agent hereunder, the exchange rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers and Guarantors use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules.

7.2           Accounts Covenants.

(a)           Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor, and (iii) any event or circumstance which, in each case, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except (A) in the ordinary course of a Borrower’s or Guarantor’s business in accordance with practices and policies previously disclosed in writing to Agent, (B) with respect to the Faunus Factored Accounts and (C) as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances, except with respect to the Faunus Factored Accounts.

(b)           With respect to each Account:  (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) except with respect to the Faunus Factored Accounts, no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)           Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Inventory Covenants.  With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4           Equipment and Real Property Covenants.  With respect to the Equipment and Real Property:  (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5           Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6           Right to Cure.  Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7           Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

7.8           Bills of Lading and Other Documents of Title.

(a)           On and after the date hereof, K&M shall cause all bills of lading or other documents of title relating to goods purchased by K&M which are outside the United States of America and in transit to the premises of K&M or the premises of a Freight Forwarder in the United States of America (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the UCC and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, to be issued either to the order of Agent or such other person as the Agent may from time to time designate for such purpose as consignee or Borrower as consignee, as Agent may specify.

(b)           There shall be no more than three (3) originals of any bills of lading and other documents of title relating to goods being purchased by K&M which are outside the United States of America and in transit to the premises of K&M or the premises of a Freight Forwarder in the United States of America.  As to any such bills of lading or other documents of title, unless and until Agent shall direct otherwise, (i) two (2) originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as K&M may specify and that is party to a Collateral Access Agreement and (ii) one (1) original of each such bill of lading or other document of title shall be delivered to Agent.  To the extent that the terms of this Section have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible Inventory, except as Agent may otherwise agree.

SECTION 8.	REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letters of Credit to Borrowers:

8.1           Existence, Power and Authority.  Each Borrower and Guarantor is a corporation or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, as applicable, or extra provincial corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, except pursuant to this Agreement and the other Financing Agreements.  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2           Name; Jurisdiction of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)           Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number and business identification number of each Borrower and Guarantor.

(c)           The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below.  The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3           Financial Statements; No Material Adverse Change.  All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.  The projections dated June 11, 2009 for the fiscal years ending 2009 through 2011 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4           Priority of Liens; Title to Properties.  The security interests, liens and hypothecs granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof.  Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5           Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all federal and other material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid all federal and other material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7           Compliance with Other Agreements and Applicable Laws.

(a)           Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any Material Contract and Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case, where the failure to comply has or could reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”); except, that, as to Permits required under Environmental Laws, such Permits have been obtained in accordance with Section 8.8(d) hereof and except where the failure to have such Permit has or could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.7 to the Information Certificate, all of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits where any such action has or could reasonably be expected to have a Material Adverse Effect.

8.8           Environmental Compliance.

(a)           Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits, in each case above, where any such violation or failure has or could reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which has or could reasonably be expected to have a Material Adverse Effect.

(c)           Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which has or could reasonably be expected to have a Material Adverse Effect.

(d)           Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, in each case above, where the failure to have any of the same has or could reasonably be expected to have a Material Adverse Effect.

8.9           Employee Benefits.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect:  (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would reasonably be expected to cause the loss of such qualification; and (iii) each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect:  (i) there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           Except as could not reasonably be expected to have a Material Adverse Effect:  (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

(d)           With respect to any Canadian Pension Plan, to the best of the knowledge of each Borrower and Guarantor, except as could not reasonably be expected to have a Material Adverse Effect, (i) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (ii) all statutory obligations of any Borrower or Guarantor required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by any Borrower or Guarantor and fully paid into the Canadian Pension Plans in a timely fashion, (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute, (vii) the Canadian Pension Plans are funded to the extent required by applicable law both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles), and (viii) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

8.10           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11           Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  To the best of any Borrower’s and Guarantor’s knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, trade name, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12           Subsidiaries; Affiliates; Capitalization; Solvency.

(a)           Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b)           Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)           The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d)           Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13           Labor Disputes.

(a)           Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14           Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or in any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15           Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16           Payable Practices.  Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17           Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18           Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS

9.1           Maintenance of Existence.

(a)           Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company or limited partnership existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, trade names, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor other than Parent as permitted in Section 9.7 hereto and except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect.

(b)           No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)           No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than ten (10) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2           New Collateral Locations.  Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3           Compliance with Laws, Regulations, Etc.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State, Provincial or local Governmental Authority, except where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of a material amount of any Hazardous Material that has or could reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or written notice with respect to any of the following that has or could reasonably be expected to have a Material Adverse Effect: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  When such notice is required, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent.  Each Borrower and Guarantor shall take prompt action to respond to any non-compliance with any of the Environmental Laws that has or could reasonably be expected to have a Material Adverse Effect and shall report to Agent on any such response.

(c)           Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance that has or could reasonably be expected to have a Material Adverse Effect or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance that has or could reasonably be expected to have a Material Adverse Effect with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense:  (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests or other appropriate review of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests or review, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4           Payment of Taxes and Claims.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all federal and other material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Subject to Section 6.5 hereof, each Borrower and Guarantor shall be liable for any Taxes or Other Taxes imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans; provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders.  The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement to the extent required by GAAP.

9.5           Insurance.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  Except as Agent may otherwise agree (it being acknowledged that the insurance certificates delivered to Agent on the date hereof are in form and substance satisfactory to Agent), all policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine.  Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6           Financial Statements and Other Information.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

(i)           within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, and

(ii)           within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Administrative Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

(iii)           at such time as available, but in no event later than ten (10) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending December 31, 2009), projected consolidated and consolidating financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request.  Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).  Each year Borrowers shall provide to Agent a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.

(b)           Borrowers and Guarantors (or Administrative Borrower on behalf of any Borrower or Guarantor) shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 in the aggregate at any give time or which if adversely determined could reasonably be expected to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors (or Administrative Borrower on behalf of any Borrower or Guarantor) shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against any Borrower or Guarantor or any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event that has or could reasonably be expected to have a Material Adverse Effect, and (vi) the occurrence of any Default or Event of Default.

(c)           Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)           Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant.  Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor with copies to Administrative Borrower.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7           Sale of Assets, Consolidation, Merger, Amalgamation, Dissolution, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary (other than Congoleum) to, directly or indirectly,

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate or amalgamate with it except that (i) any wholly-owned Subsidiary of Parent (other than any Borrower) may merge with and into or consolidate or amalgamate with any other wholly-owned Subsidiary of Parent (other than any Borrower) and (ii) any Borrower and Guarantor may merge with and into or consolidate or amalgamate with any other Borrower or  Guarantor, so long as in the case of a merger with and into or consolidation or amalgamation of Borrower and Guarantor, that Borrower is the surviving entity; provided, that, each of the following conditions is satisfied as determined by Agent in good faith:  (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge, consolidate or amalgamate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging, consolidating or amalgamating, which person will be the surviving entity, the locations of the assets of the persons that are merging, consolidating or amalgamating, and the material agreements and documents relating to such merger, consolidation or amalgamation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger, consolidation or amalgamation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b)           sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i)           sales of Inventory in the ordinary course of business or the transfer of Inventory in the ordinary course of business by the Ideal Borrowing Group to the Belgian Tape Division,

(ii)           the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $200,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree,

(iii)           the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iv)           the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants; provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v)           sales and assignments by Parent and Far East of the Faunus Factored Accounts to Faunus, subject to the terms of the Faunus Intercreditor Agreement, and

(vi)           transfers of assets of any Borrower or Guarantor to any Borrower or Guarantor; or

(c)           wind up, liquidate or dissolve except that any Guarantor (other than Parent) may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred.

9.8           Encumbrances.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, statutory deemed trust, charge, hypothec or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a)           the security interests, liens and hypothecs of Agent for itself and the benefit of Secured Parties;

(b)           liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c)           non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrowers and Guarantors taken as a whole and do not materially impair the use thereof in the operation of Borrowers and Guarantors taken as a whole, and (ii) such liens secure liabilities which are (A) not overdue or (B) are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (C) being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(d)           reservations in the original grant of a Real Property or letters patent from the Crown as well as, zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)           purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)           pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g)           pledges and deposits of cash or letters of credit by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, and liability for premiums to insurance carriers, in each case in the ordinary course of business of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h)           liens arising from (i) operating leases and the precautionary UCC or PPSA, as applicable, financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC or PPSA, as applicable, financing statement filings in respect thereof;

(i)           judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j)           statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations);

(k)           leases or subleases of Real Property granted by any Borrower or Guarantor in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to Agent and Secured Parties and do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor or materially impair the value or marketability of the Real Property subject thereto;

(l)           liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or Guarantor in the ordinary course of business in accordance with the past practices of such Borrower or Guarantor;

(m)           liens securing Indebtedness permitted under Section 9.9;

(n)           the security interests and liens pursuant to and in accordance with the terms of the Faunus Factoring Documents as in effect on the date hereof and subject to the terms of the Faunus Intercreditor Agreement as in effect on the date hereof to secure the Indebtedness permitted under Section 9.9(k) hereof; provided, that, the Faunus Intercreditor Agreement shall remain in full force and effect and enforceable in accordance with its terms; and

(o)           the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9           Indebtedness  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)           the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $250,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)           guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d)           the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

(e)           unsecured Indebtedness and contingent obligations of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor); provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness and contingent obligations shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness or contingent obligations, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness or contingent obligations, the person or persons to whom such Indebtedness or contingent obligations will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness or contingent obligations, (iv)

except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness and/or contingent obligations shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness and contingent obligations incurred during the term of this Agreement exceed $2,000,000, (vi) as of the date of incurring such Indebtedness or contingent obligations and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or contingent obligations, or any agreement, document or instrument related thereto; except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness or contingent obligations (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness or contingent obligations (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness or contingent obligations either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f)           contingent Indebtedness of any Borrower or Guarantor arising pursuant to a performance, bid or surety bond in the ordinary course of business; provided, that: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) in no event shall the aggregate principal amount of such Indebtedness exceed $50,000 at any time outstanding, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness, or any agreement, document or instrument related thereto; except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g)           Indebtedness of a Borrower or Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds it the ordinary course of business; provided, that, (i) such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) the aggregate amount of such Indebtedness outstanding at any time shall not exceed $5,000;

(h)           Indebtedness of a Borrower or Guarantor arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(i)           contingent Indebtedness, obligations or liabilities arising pursuant to guarantees in respect of Indebtedness otherwise permitted under this Section 9.9 or other liabilities not prohibited by the terms hereof;

(j)           the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(k)           Indebtedness of Parent and Far East arising under the Faunus Factoring Documents as in effect on the date hereof (to the extent deemed to constitute Indebtedness); provided, that, the maximum amount of such Indebtedness shall not exceed the Maximum FGI Debt (as defined in the Faunus Intercreditor Agreement as in effect on the date hereof), and such Indebtedness shall not include any guaranty by Faunus of any amount due or to become due from Parent or Far East to any third party Person; and

(l)           Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof.

9.10           Loans, Investments, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)           investments in cash or Cash Equivalents; provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)           the equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries and by any Subsidiary in any other Subsidiary or in a Borrower; provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d)           loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $100,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor, (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees), and (iii) loans to employees in an aggregate amount not to exceed $25,000 in the aggregate at any time;

(e)           stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(f)           obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(g)           loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof; provided, that,

(i)           as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii)           as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(iii)           as to loans by a Borrower to a Guarantor or another Borrower, as of the date of any such loan and after giving effect thereto, (A) with respect to any such loans, the Global Excess Availability shall be not less than $2,000,000 and (B) the aggregate principal amount of all Loans by Borrowers to any Guarantor shall not exceed, at any one time outstanding, $50,000 and to all Guarantors shall not exceed, at any one time outstanding, $100,000; and

(h)           the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.11           Dividends and Redemptions.  Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a)           any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)           Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c)           any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower;

(d)           Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $100,000.

9.12           Transactions with Affiliates.  Each Borrower and Guarantor shall not, directly or indirectly:

(a)           purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; provided, that, in connection with the sale of Inventory in the ordinary course as permitted hereunder by a Borrower or Guarantor to the Belgian Tape Division and by a Borrower or Guarantor to any Affiliate that is not organized under the laws of the United States or Canada (individually, a “Foreign Affiliate”; collectively, “Foreign Affiliates”), (i) the maximum amount due and owing from the Belgian Tape Division to Borrowers and Guarantors (which, as of the date hereof, is approximately $9,265,000), increased by the value of transfers of Inventory to the Belgian Tape Division by Borrowers and Guarantors at standard manufacturing cost, and reduced by transfers of cash from the Belgian Tape Division to Borrowers and Guarantors, shall not exceed $10,000,000 at any given time, and (ii) the amount due and owing from Far East to Borrowers and Guarantors (which, as of the date hereof, is approximately $2,000), increased by the value of transfers of Inventory to Far East by Borrowers and Guarantors at standard manufacturing cost, and reduced by transfers of cash from Far East to Borrowers and Guarantors, shall not exceed $500,000] at any given time;

(b)           so long as a Borrower or Guarantor is treated as a flow-through entity for tax purposes, such Borrower or Guarantor may distribute to the Parent, to the extent actually payable by Parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (i) the maximum combined federal and state income tax rate applicable to corporations doing business in the state to which Parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which Parent or Holdings allocates more income than any other state, if it does not allocate at least ten (10%) percent of its taxable income to any state) multiplied by (ii) the excess of the taxable income of Parent for such taxable year over the taxable losses of the Parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (b); or

(c)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business, and (ii) payments by any such Borrower or Guarantor to Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor and for the payment of taxes by or on behalf of Parent.

9.13           Compliance with ERISA.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (vii) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

(b)           Each Borrower and Guarantor shall (i) cause the Canadian Pension Plans to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation, (ii) deliver to Agent an undertaking of the funding agent for such Canadian Pension Plan stating that the funding agent will notify Agent within seven (7) days of the failure of any Borrower or US Guarantor to make any required contribution to each Canadian Pension Plan, (iii) not accept payment of any amount from any Canadian Pension Plan (other than amounts on account of expenses reasonably incurred in connection with the operations of such Canadian Pension Plan) without the prior written consent of Agent, (iv) not terminate, or cause to be terminated, any Canadian Pension Plan, if such plan would have a solvency deficiency on termination, (v) shall promptly provide Agent with any documentation relating to the Canadian Pension Plans as Agent may reasonably request, and (vi) shall notify Agent within thirty (30) days of (A) a material increase in the liabilities of any Canadian Pension Plan, (B) the establishment of a new registered pension plan or (C) the commencement of payments of contributions to any Canadian Pension Plan to which any Borrower or Guarantor had not previously been paying or contributing.

9.14           End of Fiscal Years; Fiscal Quarters.  Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries (a) fiscal years to end on the Saturday closest to the 31st day of December of each year, and (b) fiscal quarters to end on the last day of the thirteenth (13th) week following the end of the immediately preceding fiscal quarter; provided, that, the end of the fourth fiscal quarter shall be on the last day of the fourteenth (14th) week following the end of the third fiscal quarter whenever necessary to have the fourth fiscal quarter end on the Saturday closest to December 31 of each year.

9.15           Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16           Limitation of Restrictions Affecting Subsidiaries.  Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17           Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  As of the end of each month, commencing August, 31, 2009, Borrowers and Guarantors shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each respective period as set forth below:

Period	Ratio

for the two (2) month period ending August 31, 2009	0.8:1.0

for the three (3) month period ending September 30, 2009	0.8:1.0

for the four (4) month period ending October 31, 2009	1.0:1.0

for the five (5) month period ending November 30, 2009	1.0:1.0

for the six (6) month period ending December 31, 2009	1.0:1.0

for the seven (7) month period ending January 31, 2009	1.0:1.0

for the eight (8) consecutive month period ending February 28, 2010	1.0:1.0

for the nine (9) consecutive month period ending March 31, 2010	1.0:1.0

for the ten (10) consecutive month period ending April 30, 2010	1.0:1.0

for the eleven (11) consecutive month period ending May 31, 2010	1.0:1.0

for the twelve (12) consecutive month period ending June 30, 2010 and as of the end of each month thereafter (calculated on a trailing twelve (12) consecutive month basis)	1.0:1.0

(b)           Minimum EBITDA.  As of the end of each month, commencing August 31, 2009, Borrowers and Guarantors shall maintain, on a consolidated basis, EBITDA of not less than the amount set forth below for each respective period as set forth below:

Period	Minimum EBITDA

for the two (2) month period ending August 31, 2009	$1,114,000

for the three (3) month period ending September 30, 2009	$1,690,000

for the four (4) month period ending October 31, 2009	$2,646,000

for the five (5) month period ending November 30, 2009	$3,330,000

for the six (6) month period ending December 31, 2009	$3,514,000

Period	Minimum EBITDA

for the seven (7) month period ending January 31, 2009	$3,400,000

for the eight (8) consecutive month period ending February 28, 2010	$3,688,000

for the nine (9) consecutive month period ending March 31, 2010	$4,203,000

for the ten (10) consecutive month period ending April 30, 2010	$4,497,000

for the eleven (11) consecutive month period ending May 31, 2010	$5,023,000

for the twelve (12) consecutive month period ending June 30, 2010	$5,410,000

for the twelve (12) consecutive month period ending July 31, 2010	$5,462,000

for the twelve (12) consecutive month period ending August 31, 2010	$5,475,000

for the twelve (12) consecutive month period ending September 30, 2010	$5,566,000

for the twelve (12) consecutive month period ending October 31, 2010	$5,386,000

for the twelve (12) consecutive month period ending November 30, 2010	$5,469,000

for the twelve (12) consecutive month period ending December 31, 2010	$5,116,000

for the twelve (12) consecutive month period ending January 31, 2011	$5,234,000

for the twelve (12) consecutive month period ending February 28, 2011	$5,414,000

for the twelve (12) consecutive month period ending March 31, 2011	$5,592,000

for the twelve (12) consecutive month period ending April 30, 2011	$5,782,000

for the twelve (12) consecutive month period ending May 31, 2011	$5,936,000

for the twelve (12) consecutive month period ending June 30, 2011	$6,138,000

Period	Minimum EBITDA

for the twelve (12) consecutive month period ending July 31, 2011	$6,295,000

for the twelve (12) consecutive month period ending August 31, 2011	$6,458,000

for the twelve (12) consecutive month period ending September 30, 2011	$6,850,000

for the twelve (12) consecutive month period ending October 31, 2011	$7,066,000

for the twelve (12) consecutive month period ending November 30, 2011	$7,282,000

for the twelve (12) consecutive month period ending December 31, 2011	$7,532,000

for the twelve (12) consecutive month period ending January 31, 2012	$7,397,000

for the twelve (12) consecutive month period ending February 28, 2012	$7,158,000

for the twelve (12) consecutive month period ending March 31, 2012	$6,784,000

for the twelve (12) consecutive month period ending April 30, 2012	$6,517,000

for the twelve (12) consecutive month period ending May 31, 2012	$6,217,000

for the twelve (12) consecutive month period ending June 30, 2012	$5,871,000

9.18           License Agreements.

(a)           Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give

Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)           Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration.  In the event of the failure of such Borrower or Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing.  Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder.  Any sums so paid by Agent shall constitute part of the Obligations.

9.19           Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or  engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.20           Costs and Expenses.  Borrowers and Guarantors shall pay to Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including UCC or PPSA financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) reasonable costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees.  and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Obligations; (d) reasonable costs and expenses of preserving and protecting the Collateral; (e) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $950 per person per day); (g) any VAT incurred by Agent or any Lender; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.21           Applications under Insolvency Statutes.  Each Borrower and Guarantor acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor as an “affected” creditor for purposes of such plan or proposal or otherwise.

9.22           After Acquired Real Property.  If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $250,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as

Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

9.23           Further Assurances.  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied.  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1           Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.2, 9.3, 9.4, 9.6, 9.8, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for five (5) days; provided, that, such five (5) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such five (5) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such term, covenant, condition or provision;

(b)           any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)           any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $100,000 in any one case or in excess of $250,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $100,000;

(e)           any Borrower or Guarantor, which is a partnership, limited liability company, limited partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)           any Borrower or Guarantor makes an assignment for the benefit of creditors;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition, case, application or proceeding is not dismissed within sixty (60) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition, case, application or proceeding or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           (i)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property or (ii) a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), or any similar law now or hereafter in effect in any jurisdiction or under any insolvency, arrangement, reorganization, moratorium, administration, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed, taken or commenced after the date hereof by any Borrower or Obligor or for all or any part of its property, including, without limitation, if any Borrower or Obligor shall:  (A) apply for, request or consent to the appointment of a receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, administrator, controller or any other similar official of it or of all or a substantial part of its property and assets, (B) be generally unable, or admit in writing its inability, to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors, (E) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding, or (F) take any corporate action for the purpose of effecting any of the foregoing;

(i)           any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(j)           any (i)(A) Termination Event under or in respect of any of the Faunus Factoring Documents or (B) default of any Borrower or Obligor in respect of any Indebtedness (other than Indebtedness owing to Agent and Lenders hereunder or under the Faunus Factoring Documents) in any case in an amount in excess of $250,000, in the case of clauses (A) or (B) which Termination Event and/or default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or (ii) default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(k)           an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $100,000;

(l)           any Change of Control;

(m)           the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Guarantor of which any Borrower, Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $50,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(n)           there shall occur a Material Adverse Effect;

(o)           a requirement from the Minister of National Revenue for payment pursuant to Section 224, or any successor section, of the Income Tax Act (Canada) or Section 317, or any successor section, of the Excise Tax Act (Canada), or any comparable provisions of similar legislation shall have been received by Agent or any Lender or any other Person in respect of any Borrower or is otherwise issued in respect of any Borrower involving an amount in excess of the US Dollar Equivalent of $250,000; or

(p)           there shall be an event of default under any of the other Financing Agreements.

10.2           Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d)           At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)           To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)           For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)           At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)           Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

(i)           Agent may seek the appointment of a receiver, receiver-manager or keeper (a ”Receiver”) under the laws of Canada or any Province thereof to take possession of all or any portion of the Collateral of a Canadian Borrower or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Canadian Borrower and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of a Canadian Borrower, to preserve Collateral of a Canadian Borrower or its value, to carry on or concur in carrying on all or any part of the business of a Canadian Borrower and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of a Canadian Borrower.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Canadian Borrower, enter upon, use and occupy all premises owned or occupied by a Canadian Borrower wherein Collateral of a Canadian Borrower may be situated, maintain Collateral of a Canadian Borrower upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Canadian Borrower directly in carrying on a Canadian Borrower’s business or as security for loans or advances to enable the Receiver to carry on a Canadian Borrower’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Canadian Lenders.  Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTORS, AGENT, ISSUING BANK AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENT, ISSUING BANK AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agent, Lenders and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Each Borrower and Guarantor:  (36) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (37) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2           Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3           Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)           reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)           increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)           increase the amount of the Maximum Credit, the US Revolving Loan Maximum Amount or the Canadian Revolving Loan Maximum Amount without the consent of all Lenders;

(iv)           release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(v)           reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(vi)           consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vii)           amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(viii)           increase the advance rates constituting part of the Borrowing Base or increase the sublimits with respect to Revolving Loans based on Eligible Inventory Loan Limit or the Letter of Credit Limit, without the consent of Agent and all of Lenders.

(b)           Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to:  (38) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (39) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (40) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof.  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)           The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.  The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents.  Notwithstanding anything to the contrary contained in Section 11.3(a) above, (41) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (42) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)           The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.4           Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5           Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).   To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.	THE AGENT

12.1           Appointment, Powers and Immunities.

(a)           Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (43) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (44) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (45) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

(b)           Without prejudice to Section 12.1(a) above, each of the Secured Parties hereby irrevocably designates and appoints the Agent, as the person holding the power of attorney (fondé de pouvoir) of Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any Borrower or Guarantor of any Obligations granting a lien (i.e. hypothec) pursuant to the applicable law of the Province of Québec and to exercise such powers and duties which are conferred thereupon under such deed.  Each of the Secured Parties hereby additionally irrevocably designates and appoints the Agent, as agent, mandatary, custodian and depositary for and on behalf of Secured Parties (46) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Québec) or any other applicable law, and (47) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the applicable law of the Province of Québec and creating a lien (i.e., hypothec) on the Bond as security for the payment and performance of, inter alia the Obligations.  In this respect, (a) the Agent as agent, mandatary, custodian and depositary for and on behalf of Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of Secured Parties for and on behalf of whom the Bond is so held from time to time, and (b) each of the Secured Parties will be entitled to the benefits of the security created by the Deed of Hypothec on any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets.  The Agent, in such aforesaid capacities shall (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by Secured Parties, Borrowers or Guarantors.  The execution prior to the date hereof by the Agent of any Deed of hypothec, Pledge or other security documents made pursuant to the applicable law of the Province of Québec is hereby ratified and confirmed.  The constitution of the Agent as the Person holding the power of attorney (fondé de pouvoir), and of the Agent as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to the Agent for the benefit of Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any potion of any of the Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an Assignment Agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under this Agreement.

12.2           Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3           Events of Default.

(a)           Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b)           Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4           Wachovia in its Individual Capacity.  With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder.  Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5           Indemnification.  Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6           Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7           Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8           Additional Loans.  Agent shall not make any Revolving Loans or Issuing Bank provide any Letter of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: lxv) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to one hundred five(105%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and lxvi) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9           Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10           Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect Parent and its Subsidiaries received by Agent;

(b)           expressly agrees and acknowledges that Agent (1) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (2) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11           Collateral Matters.

(a)           Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (3) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (4) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause

(5) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to one hundred five (105%) percent of the Maximum Credit, or (6) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (a) costs, fees and expenses and (b) payments to Issuing Bank in respect of any Letter of Credit Obligations.  The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b)           Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (7) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (8) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (9) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (10) having a value in the aggregate in any twelve (12) month period of less than $2,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (11) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (12) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.

(c)           Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (13) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (14) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)           Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12           Agency for Perfection.  Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13           Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14           Other Agent Designations.  Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender  rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS

13.1           Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the “Maturity Date”).  In addition, Administrative Borrower (on behalf of Borrowers) may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon New York City time.

(b)           No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c)           If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to:

Amount	Period
(15) 1.5% of Maximum Credit	From the date hereof to and including the first anniversary of the date hereof.
(16) 1% of Maximum Credit	From and after the first anniversary of the date hereof to and including the second anniversary of the date hereof.
(17) .50% of Maximum Credit	After the second anniversary of the date hereof to the third anniversary of the date hereof.

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility).  In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code.  The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

13.2           Interpretative Provisions.

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to any Borrower, Guarantor, Canadian Borrower, Canadian Guarantor, US Borrower, US Guarantor, Agent, Lenders and Secured Parties pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)           An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)           All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)           Unless otherwise expressly provided herein, (18) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (19) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)           This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)           This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

(n)           For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (20) “personal property” shall include “movable property”, (21) “real property” shall include “immovable property”, (22) “tangible property” shall include “corporeal property”, (23) “intangible property” shall include “incorporeal property”, (24) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (25) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (26) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (27) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (28) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (29) an “agent” shall include a “mandatary”, (30) “construction liens” shall include “legal hypothecs”, (31) “joint and several” shall include solidary, (32) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (33) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (34) “easement” shall include “servitude”, (35) “priority” shall include “prior claim”, (36) “survey” shall include “certificate of location and plan”, (37) “state” shall include “province”, (38) “fee simple title” shall include “absolute ownership”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

13.3           Notices.

(a)           All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	c/o American Biltrite, Inc. 57 River Street Wellesley Hills, Massachusetts 02481 Attention: Howard N. Feist III Telephone No. 781-237-6655 Telecopy No.: 781-237-6880 Email: sfeist@alumni.princeton.edu
If to Agent, Lenders or Issuing Bank:
Wachovia Bank, National Association
1133 Avenue of the Americas
New York, New York  10036
Attention:  Portfolio Administrator
Telephone No.:  212-840-2000
Telecopy No.:  212-545-4283
E-mail:  steven.walfisch@wachovia.com

(b)           Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Agent otherwise requires, (39) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5           Confidentiality.

(a)           Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank; provided, that, nothing contained herein shall limit the disclosure of any such information: (41) to the extent required by statute, rule, regulation, subpoena or court order, (42) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (43) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (44) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant) or Issuing Bank.

(b)           In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (45) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (46) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c)           In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (47) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (48) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (49) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests  in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.  In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials..

13.6           Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns; except, that, Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7           Assignments; Participations.

(a)           Each Lender may, with the prior written consent of Agent and the consent of the Administrative Borrower (unless an Event of Default has occurred and is continuing at the time of such assignment), assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (50) such transfer or assignment will not be effective until recorded by Agent on the Register and (51) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)           Agent (acting for this purpose as agent for Borrowers but without any liability to Borrowers or Guarantors whatsoever) shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (52) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (53) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (54) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (55) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (56) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (57) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (58) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (59) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (60) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)           Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h)           Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7.  If such Issuing Bank ceases to be a Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8           Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9           USA Patriot Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10           Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT
WACHOVIA BANK, NATIONAL ASSOCIATION By: /s/ Marc J. Breier Name: Marc J. Breier Title: Managing Director
ISSUING BANK
WACHOVIA BANK, NATIONAL ASSOCIATION By: /s/ Marc J. Breier Name: Marc J. Breier Title: Managing Director

LENDERS
WACHOVIA BANK, NATIONAL ASSOCIATION By: /s/ Marc J. Breier Name: Marc J. Breier Title: Managing Director US Commitment: $30,000,000
WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)

By:            /s/ Laurence S. Forte
Name:            Laurence S. Forte
Title:            Managing Director

Canadian Commitment: $12,000,000
(The Canadian Commitment is a sublimit of the US Commitment)

[Signature Page to Loan and Security Agreement-ABI]

U.S. BORROWERS	CANADIAN BORROWER
AMERICAN BILTRITE INC. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President	AMERICAN BILTRITE (CANADA) LTD. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President
IDEAL TAPE CO., INC. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President
K&M ASSOCIATES L.P. By: AIMPAR, Inc., its General Partner By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President

[Signature Page to Loan and Security Agreement-ABI]

U.S. GUARANTORS
425 DEXTER ASSOCIATES, L.P. By: AIMPAR, Inc., its General Partner By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President
OCEAN STATE JEWELRY, INC. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President
MAJESTIC JEWELRY, INC. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President
AMERICAN BILTRITE FAR EAST, INC. By: /s/ Richard G. Marcus Name: Richard G. Marcus Title: President

[Signature Page to Loan and Security Agreement-ABI]

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _____________, 20__ is made between ________________________ (the “Assignor”) and ____________________ (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to American Biltrite Inc., a Delaware corporation (“Parent”), Ideal Tape Co., Inc., a Delaware corporation (“Ideal Tape”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; together with Parent and Ideal tape, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), and American Biltrite (Canada) Ltd., a Canadian corporation (“Canadian Borrower”; together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated as of June 30, 2009, by and among Borrowers, 425 Dexter Associates, L.P., a Rhode Island limited partnership (“Dexter”), Ocean State Jewelry, Inc., a Rhode Island corporation (“Ocean State”), Majestic Jewelry, Inc., a Delaware corporation (“Majestic”), American Biltrite Far East, Inc., a Delaware corporation (“Far East”; together with Dexter, Ocean State and Majestic, each individually a “US Guarantor” and collectively, “US Guarantors”), Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $___________ (the “Commitment”); and

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.           Assignment and Acceptance.

(a)           Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and  Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be _______ (__%) percent.

(b)           With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount.  Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)           After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $_____________.

(d)           After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $______________ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.           Payments.

(a)           As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b)           Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3.           Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.           Independent Credit Decision.  Assignee  acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of _____________ and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and  agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.           Effective Date; Notices.

(a)           As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be _______________, 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)           this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)           the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)           written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv)           Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v)           the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

6.           Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

7.           Agent.  [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)           Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)           Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

8.           Withholding Tax.  Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption, and (d) is not a non-resident of Canada or the United States and deal at arm’s length with each of the Canadian Loan Parties.

9.           Representations and Warranties.

(a)           Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)           Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)           Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

10.           Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

11.           Miscellaneous.

(a)           Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)           All payments made hereunder shall be made without any set-off or counterclaim.

(c)           Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)           This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)           ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

___, 20__

_________________________

_________________________

__________________________

Attn.: _____________________

Re:____________________________

Ladies and Gentlemen:

Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to American Biltrite Inc., a Delaware corporation (“Parent”), Ideal Tape Co., Inc., a Delaware corporation (“Ideal Tape”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; together with Parent and Ideal tape, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), and American Biltrite (Canada) Ltd., a Canadian corporation (“Canadian Borrower”; together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers”), as set forth in the Loan and Security Agreement, dated as of June 30, 2009, by and among Borrowers, and 425 Dexter Associates, L.P., a Rhode Island limited partnership (“Dexter”), Ocean State Jewelry, Inc., a Rhode Island corporation (“Ocean State”), Majestic Jewelry, Inc., a Delaware corporation (“Majestic”), American Biltrite Far East, Inc., a Delaware corporation (“Far East”; together with Dexter, Ocean State and Majestic, each individually a “US Guarantor” and collectively, “US Guarantors”), Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.  We hereby give you notice of, and request your consent to, the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ________ (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).  We understand that the Assignor’s Commitment shall be reduced by $_____________, as the same may be further reduced by other assignments on or after the date hereof.

2.  Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.  The following administrative details apply to Assignee:

(A)	Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.:
At:
Reference:
Attention:

4.  You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

Information Certificate

[See attached]

1282224.18	B-

EXHIBIT C

TO

LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wachovia Bank, National Association, as Agent
1133 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1.           I am the duly elected chief financial officer of American Biltrite Inc., a Delaware corporation (“Parent”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of June 30, 2009, by and among Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”), and the financial institutions party thereto as lenders (collectively, “Lenders”), Parent, Ideal Tape Co., Inc., a Delaware corporation (“Ideal Tape”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; together with Parent and Ideal tape, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), and American Biltrite (Canada) Ltd., a Canadian corporation (“Canadian Borrower”; together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers”), 425 Dexter Associates, L.P., a Rhode Island limited partnership (“Dexter”), Ocean State Jewelry, Inc., a Rhode Island corporation (“Ocean State”), Majestic Jewelry, Inc., a Delaware corporation (“Majestic”), American Biltrite Far East, Inc., a Delaware corporation (“Far East”; together with Dexter, Ocean State and Majestic, each individually a “US Guarantor” and collectively, “US Guarantors”) (as such Loan and Security Agreement is amended, amended and restated, modified or supplemented, from time to time, the “Loan Agreement”).

2.           I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3.           The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto.  Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4.           I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)           Changed its respective legal name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b)           Changed the location of its chief executive office, changed its jurisdiction of organization, changed its type of organization (other than as permitted by Section 9.1 of the Loan Agreement) or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c)           Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d)           Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)           Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent:  (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law that has or could reasonably be expected to have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor that has or could reasonably be expected to have a Material Adverse Effect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law that has or could reasonably be expected to have a Material Adverse Effect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws that has or could reasonably be expected to have a Material Adverse Effect or (D) any other environmental, health or safety matter, which has a Material Adverse Effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(f)           Become aware of, obtained knowledge of, or received notification of, any material default under any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5.           Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 of the Loan Agreement for such fiscal month.

The foregoing certifications are made and delivered this day of _________ __, 20__.

Very truly yours,

AMERICAN BILTRITE INC.

By:           _________________________
Name:           _________________________
Title:           _________________________

EXHIBIT D

TO

LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

[See attached]

Schedule 1.74

TO

LOAN AND SECURITY AGREEMENT

Existing Lenders

Bank of America, National Association

Schedule 1.75

TO

LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

1.           Letter of credit numbered 1338987 in favor of Liberty Mutual Insurance Company in the amount of $137,516.

2.           Letter of credit numbered 68007130 in favor of National Union Fire Insurance Co. of Pittsburg, PA in the amount of $570,000.

3.           Letter of credit numbered SB104549/09 in favor of J. Richard's RCA in the amount of $421,500 CDN.

4.           Letter of credit numbered IM105201/09 in favor of Asean M&L (Holding) Limited in the amount of $84,321.23.

5.           Letter of credit numbered IM105194/09 in favor of Acquaty Company LTD in the amount of $35,351.78.

6.           Letter of credit numbered IM105193/09 in favor of Acquaty Company LTD in the amount of $132,124.51.

7.           Letter of credit numbered IM105198/09 in favor of Acquaty Company LTD in the amount of $24,579.41.

8.           Letter of credit numbered IM105208/09 in favor of Acquaty Company LTD in the amount of $26,926.08.

9.           Letter of credit numbered IM105207/09 in favor of Acquaty Company LTD in the amount of $18,172.49.

10.           Letter of credit numbered IM105209/09 in favor of Acquaty Company LTD in the amount of $29,268.76.

11.           Letter of credit numbered IM105212/09 in favor of Acquaty Company LTD in the amount of $24,739.66.

12.           Letter of credit numbered IM105215/09 in favor of Acquaty Company LTD in the amount of $133,705.41.